Exhibit 2.1

Share Sale Agreement

Strides Pharma Ltd

and

I-Investments Pty Ltd

ACN 087 117 226

and

Strides Arcolab Ltd

and

Watson Pharmaceuticals, Inc.

and

Dennis Bastas

and

Ascent Pharmahealth Ltd

ACN 107 340 367

Date:

January 24, 2012

Table of Contents

1.	Definitions and interpretation	6
1.1	Definitions	6
1.2	Interpretation	19
1.3	Several liability	20

2.	Agreement to buy and sell Shares	20
2.1	Sale and purchase	20
2.2	Date for Completion	20
2.3	Encumbrances and rights	20
2.4	Title and risk	21
2.5	Waiver of pre-emptive rights	21

3.	Purchase Price and Completion Payment	21
3.1	Purchase Price	21
3.2	Manner of payment of Purchase Price	21
3.3	Payments affecting the Purchase Price	21
3.4	Payment of the Completion Payment	21
3.5	Consent Contracts	22

4.	Completion	22
4.1	Time and place for Completion	22
4.2	Sellers’ obligations at Completion	22
4.3	Buyer’s obligations at Completion	25
4.4	Group’s obligations at Completion	26
4.5	Delayed delivery of Completion items	26
4.6	Simultaneous actions	26
4.7	No right to terminate or rescind	26

5.	Completion Accounts	27
5.1	Preparation	27
5.2	Purchase Price adjustments following Completion Accounts	27
5.3	Payment of Working Capital Adjustment Amount and Net Financial Debt Adjustment Amount	27

6.	Access to Records after Completion	28

7.	Tax matters	28
7.1	Completion of Tax returns and calculations	28
7.2	Tax enquiries or audits by Government Agency	30
7.3	Tax Indemnity	32
7.4	Tax effect of Claims	32
7.5	Due date for payments under clause 7.3	32
7.6	Deferral of due date for payments under clause 7.3	33

8.	Sellers’ Warranties	33
8.1	Warranties	33
8.2	Disclosure Material	33
8.3	Separate warranties	34

8.4	Indemnity for breach of Warranty	34
8.5	Qualification as to knowledge	34
8.6	Buyer’s acknowledgments	34

9.	Claiming under the Sellers’ Warranties	35
9.1	Notice of Warranty Claims	35
9.2	Warrantors to consider Warranty Claims	35
9.3	Limits on types of Warranty Claims	35
9.4	Limitations in relation to Tax	37
9.5	Time limits for Warranty Claims	38
9.6	Maximum and minimum amounts	38
9.7	Circumstances where limitations do not apply	39
9.8	Buyer’s obligations for Warranty Claims relating to Third Parties	39
9.9	Buyer must pursue Third Party	41
9.10	Benefits received	41
9.11	Mitigation	41
9.12	Other actions	41

10.	Buyer’s Warranties	41

11.	SPL Guarantor Warranties	42

12.	Release of Guarantees	43
12.1	Parties to procure – Sellers’ Guarantees	43
12.2	Buyer’s obligations	43
12.3	Parties to procure – Subsidiary Guarantees	44

13.	Assistance in relation to change of control and lease assignments	44
13.1	Consent to assignment	44
13.2	Consent of other persons	44
13.3	Where consents not obtained	45
13.4	Third party costs	45

14.	Interest on overdue payments	45
14.1	Payment of default interest	45
14.2	Other rights not affected	45

15.	Public announcements	45
15.1	Making announcements	45
15.2	Requirements	46

16.	Confidentiality	46
16.1	Obligations of confidentiality	46
16.2	Exceptions	46
16.3	Authorised disclosure	47
16.4	Return or destruction of Confidential Information	47
16.5	Liability for breach by Recipient	48
16.6	Post Completion	48

17.	Restrictive covenant	48
17.1	Restrictions	48
17.2	Restraint Period	48

17.3	Restraint Area	49
17.4	Permitted involvement	49
17.5	Independence of restrictions	50
17.6	Reasonableness of restraint	50

18.	Dispute resolution	50
18.1	Delivering a dispute notice	50
18.2	Parties must negotiate	50
18.3	Resolution by managing directors	51
18.4	Other proceedings	51

19.	Party as trustee	51
19.1	Capacity	51
19.2	Trustee’s warranties	51

20.	Guarantee and indemnity	52
20.1	Limitations	52
20.2	Guarantee	52
20.3	Indemnity	52
20.4	Continuing obligation	52
20.5	Obligations and rights not affected by certain matters	52
20.6	Reinstating rights	53

21.	GST	53
21.1	Definitions	53
21.2	Consideration is GST exclusive	53
21.3	Payment of GST	53
21.4	Reimbursement of expenses	53

22.	General	54
22.1	Nature of obligations	54
22.2	Time of the essence	54
22.3	Entire understanding	54
22.4	Survival of obligations	54
22.5	No adverse construction	54
22.6	Further assurances	54
22.7	Waiver	54
22.8	Severability	55
22.9	Successors and assigns	55
22.10	No assignment	55
22.11	Consents and approvals	55
22.12	No variation	55
22.13	Costs	55
22.14	Duty	55
22.15	Governing law and arbitration	56
22.16	Notices	56
22.17	Counterparts	58
22.18	Conflicting provisions	58
22.19	Non merger	58
22.20	Operation of indemnities	58
22.21	No right of set-off	58

22.22	Relationship of parties	58
22.23	Benefits held on trust	58
22.24	Indemnity for Deed of Cross Guarantee	59
22.25	Pharmacy loans	59
22.26	Excluded Business	59
22.27	Related Party Loans	70
22.28	Executive Option Plans	60

Share Sale Agreement

Date January 24, 2012

Parties

1.	Strides Pharma Ltd, a company incorporated in the Republic of Cyprus under registration number HE 202639 of Julia House, 3 Themistocles Dervis Street, Y-1066, Nicosia, Republic of Cyprus (SPL);

2.	I-Investments Pty Ltd, ACN 087 117 226 as trustee for the DGA Bastas Family Trust of Level 14, 440 Collins Street, Melbourne, Victoria, Australia (I-Investments),

(collectively known as the Sellers);

3.	Strides Arcolab Ltd, of Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560076, India (SPL Guarantor) ;

4.	Mr Dennis Bastas, of 274 Canterbury Road, St Kilda West, Victoria, Australia (Mr Bastas);

5.	Watson Pharmaceuticals, Inc., a company registered in Nevada in the United States of America under commission file number 001-13305 of Morris Corporate Centre III, 400 Interpace Parkway, Parsippany, New Jersey, USA 07054 (Buyer); and

6.	Ascent Pharmahealth Ltd, ACN 107 340 367 of 151-153 Clarendon Street, South Melbourne, Victoria, Australia (Company).

Background

A.	The Shares are owned by the Sellers in the proportions set out in Part 1 of Schedule 1.

B.	The Sellers have agreed to sell to the Buyer and the Buyer has agreed to buy the Shares from the Sellers on the terms and conditions of this Agreement.

C.	The SPL Guarantor has agreed to guarantee obligations of SPL in accordance with clause 20 and perform its own obligations set out in clause 17.

D.	In consideration of the benefit received by I-Investments under this Agreement, which is a company under his control, Mr Bastas has agreed to be a party to this Agreement for the purposes of clause 17 only and to perform his obligations set out in that clause.

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

Accounting Standards means:

(a)	the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia); and

(b)	if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts; and then

(c)	generally accepted accounting principles in Australia consistently applied except to the extent they are inconsistent with the standards or requirements referred to in paragraph (a);

Accounts means:

(a)	the Audited balance sheet of the Group as at the Accounts Date;

(b)	the Audited income statement of the Group for the 12 month period ending on the Accounts Date;

(c)	the Audited statement of cash flow of the Group for the 12 month period ending on the Accounts Date; and

(d)	the notes to, and the reports of the directors relating to, those statements,

as set out in Annexure 2;

Accounts Date means 31 December 2010;

Affiliate means:

(a)	in the case of a Seller and SPL Guarantor, each Related Entity of that person; and

(b)	in the case of Mr Bastas, any person of which he is a Related Entity, any relative of his and any trust of which he is a trustee or a beneficiary;

Agila Specialties means Agila Specialties Private Limited (formerly Strides Specialties Pvt Ltd) a company that is involved in the manufacture and marketing of speciality products including injectibles, betalactums, cephalosporins, penems, oncology products, ophthalmology products and bio-pharmaceuticals;

Agreement means this deed including the background, any schedules and any annexures;

APL means Ascent Pharmaceuticals Ltd ACN 003 854 626;

Ascent Australia means Ascent Australia Pty Ltd, ACN 149 872 739;

AsiaCo means Ascent Pharmahealth Asia Pte. Ltd, registration number 200610988W;

ASIC means the Australian Securities and Investment Commission;

Audited means audited in accordance with the Australian Auditing Standards;

Authorisation means any approval, licence, consent, authority or permit;

Bank Debt means, the amounts outstanding under the loans and facilities set out in Schedule 3 immediately prior to Completion;

Business means the business conducted by the Group as at the Completion Date, comprising the manufacture of pharmaceutical products in Singapore, distribution, marketing and sale of pharmaceuticals, over the counter, dermo-cosmetique, healthcare and related products;

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Melbourne, Singapore or New York;

Cash means cash and cash equivalents of the Group Companies, including:

(a)	marketable securities and short term investments; and

(b)	cheques received by and made payable to any of the Group Companies prior to Completion;

but excluding

(c)	any cash and cash equivalents held by any of the Group Companies in trust on behalf of any customer, and

(d)	any cash overdraft amounts and the amounts of any cheques issued on any accounts of any of the Group Companies;

Central Healthcare means each of Central Healthcare Services Pty Ltd ACN 142 005 552, and Central Healthcare Pty Ltd ACN 141 734 723 (formerly Ascent Pharmacy Services Pty Ltd), companies involved in the wholesaling, distribution and logistics services of healthcare products;

Claim includes a claim, notice, demand, action, proceeding, litigation, prosecution, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a Third Party or a party to this Agreement or otherwise in respect of this Agreement, the Business, or any Group Company;

Closing Financing Documents means the documents listed in Annexure 5;

Completion means the completion of the sale and purchase of the Shares in accordance with clause 4;

Completion Accounts means the accounts prepared as at Completion in accordance with Schedule 11;

Completion Date means the date of this Agreement;

Completion Net Financial Debt means an amount equal to the Net Financial Debt of the Group immediately before Completion, as determined in accordance with Schedule 11;

Completion Payment has the meaning given to that term in clause 3.4(a);

Completion Working Capital means an amount equal to the Working Capital of the Group at Completion, as determined in accordance with Schedule 11;

Confidential Information means:

(a)	the terms of this Agreement and its subject matter, including all Information submitted or disclosed by a party during negotiations, discussions and meetings relating to this Agreement or the acquisition of the Shares;

(b)	Information that at the time of disclosure by a Disclosing Party is identified to the Receiving Party as being confidential; and

(c)	all other Information belonging or relating to a Disclosing Party, or any Related Entity of that Disclosing Party, that is not generally available to the public at the time of disclosure other than by reason of a breach of this Agreement or which the Receiving Party knows, or ought reasonably to be expected to know, is confidential to that Disclosing Party or any Related Entity of that Disclosing Party;

Consent Contracts means the contracts listed in Schedule 12;

Consent Payment means the amount payable by the Buyer to the Sellers in respect of a particular Consent Contract in accordance with clause 3.5 and Schedule 12;

Consolidated Group means a consolidated group as defined in section 703-5 of the Tax Act;

Corporations Act means the Corporations Act 2001 (Cth);

Data Room means the data room established by the Sellers and conducted online at https://database.merrillcorp.com;

Deed of Termination and Release has the meaning given to it in clause 4.2(c);

DHA means Drug Houses of Australia Pte. Ltd, registration number 196900625G;

Disclosing Party means the party to whom Information belongs or relates;

Disclosure Material means:

(a)	the letter from the Sellers to the Buyer which is referred to or set out in Schedule 5;

(b)	all Information fairly disclosed in the Data Room as at 11:59 pm on Friday 20 January 2012, an index of which is set out in Schedule 10 and a DVD copy of which has been provided to the Buyer; and

(c)	any Information set out in this Agreement,

but excluding for all purposes under this Agreement, the Excluded Disclosures;

Encumbrance means:

(a)	any:

(i)	legal or equitable interest or power created, arising in or reserved in or over an interest in any property or asset;

(ii)	security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement); or

(b)	any thing or preferential interest or arrangement of any kind giving a person priority or preference over claims or other persons with respect to any property or asset,

and includes any agreement or arrangement (whether legally binding or not) to grant or create any of the above or allow them to exist;

Enterprise Value means $375,000,000;

Environment means components of the earth, including:

(a)	land, air and water;

(b)	any layer of the atmosphere;

(c)	any organic or inorganic matter and any living organism; and

(d)	human-made or modified structures and areas,

and includes interacting natural ecosystems that include components referred to in paragraphs (a) to (d);

Environmental Law means a Law (including any determination of any Government Agency) relating to the Environment, including in relation to land use, planning, pollution of air or water, soil or ground water, contamination, chemicals, waste, use of dangerous goods or to any other aspect of protection of the Environment, person or property;

Equipment Leases means the equipment leases specified in Schedule 7;

Eris means Eris Pharmaceuticals (Australia) Pty Ltd ACN 139 968 139;

Escrow Account means the escrow account established with the Escrow Agent pursuant to the Escrow Agreement;

Escrow Agent means JP Morgan;

Escrow Agreement means the escrow agreement between JP Morgan as escrow agent and the Buyer and the Sellers dated on or about the date of this Agreement;

Estimated Net Financial Debt has the meaning given in Schedule 11;

Excluded Disclosures means:

(a)	Legal Due Diligence Report dated 7 October 2011 and Legal Due Diligence Report Summary (Abridged) dated 24 October 2011 in relation to Ascent Pharmaceutical Group of Companies in Australia prepared by Middletons of Rialto, Level 25, South Tower, 525 Collins Street, Melbourne, Victoria, Australia; and

(b)	Legal Due Diligence Report dated 17 October 2011 relating to Project Alpha prepared by Allen & Gledhill Associates & Solicitors of 1 Marina Boulevard #28-00, Singapore 018989;

(c)	all contents of the Financial Due Diligence Report other than the information contained in the tables in that report (which for the avoidance of doubt includes footnotes relating to the tables, but not other commentary included in that Report).

Executive Option Plans means each of the following:

(a)	the executive option plan between the Company and Ascent Australia in respect of the issue of options in respect of management shares in Ascent Australia to Participating Executives; and

(b)	the executive option plan between the Company and AsiaCo in respect of the issue of options in respect of management shares in AsiaCo to Participating Executives;

Executive Option Completion Amount means, in respect of a Participating Executive, the total gross amount (in aggregate) that is payable by the relevant member of the Group to that Participating Executive pursuant to the relevant Deed of Termination and Release, as set out at item 4 in Schedule 15, as calculated by the Sellers;

Executive Option Consent Amount means, in respect of a Participating Executive, the total gross amount (in aggregate) that is payable by the relevant member of the Group to that Participating Executive pursuant to the relevant Deed of Termination and Release, as set out at item 5 in Schedule 15, as calculated by the Sellers;

Expert’s Report has the meaning given in paragraph 3.4(c) of Schedule 11;

External Fund means a superannuation fund to which one or more of the Group Companies contribute in respect of an employee managed by an entity outside the Group;

Financial Debt means the sum of (without double-counting):

(a)	the aggregate amount at the relevant time of all outstanding amounts (whether or not due and payable at that time and including accrued but unpaid interest) of the Group under or in respect of:

(i)	the Bank Debt;

(ii)	Tax Liabilities Amount;

(iii)	Hire Purchase Leases; and

(iv)	amounts owed by any Group Company in respect of Related Party Loans,

but excluding any such amounts outstanding under the Trade Accounts Payable as at Completion which are accounted for in the Completion Accounts;

(b)	any amounts payable by a Group Company in respect of the closing-out or termination of any Hedge Transaction on Completion, including the Net Derivative Amount; and

(c)	the aggregate amount of any break fees and other termination costs which are required to be paid in connection with the payment or repayment of any amounts referred to in paragraphs (a) or (b) of this definition;

Financial Due Diligence Report means the Financial Due Diligence Report dated 9 January 2012 relating to Project Alpha prepared by Deloitte;

Financial Indebtedness means any debt or monetary liability in respect of moneys borrowed by any Group Company in respect of any one or more of the following:

(a)	bill of exchange, bond, debenture, note or similar instrument;

(b)	borrowings secured against receivables of any Group Company;

(c)	the Bank Debt;

(d)	guarantees in respect of any moneys borrowed by any Third Party;

(e)	finance or capital lease;

(f)	an agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service for more than 90 days, other than in the ordinary course of business;

(g)	an obligation to deliver goods or provide services paid for in advance by any financier;

(h)	an agreement for the payment of capital or premium on the redemption of any preference shares of any Group Company;

(i)	a Hedge Transaction;

(j)	an obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any arrangement with any Third Party contingent solely on the action of a Third Party that gives rise to any of the above;

Financial Market has the meaning given to that term in the Corporations Act and also means each of the New York Stock Exchange, the Bombay Stock Exchange Ltd and the National Stock Exchange, India;

Government Agency means any government or any public, statutory, governmental (including a local government), semi-governmental or judicial body, entity, department or authority and includes any self-regulatory organisation established under statute (whether in Australia or elsewhere);

Group means the Company and each of:

(a)	Ascent Australia Pty Ltd ACN 149 872 739;

(b)	APL;

(c)	Ascent Pharma Pty Ltd ACN 118 734 795;

(d)	Ascent Pharmahealth Asia Pte Ltd;

(e)	Drug Houses of Australia (Asia) Pte Ltd;

(f)	Ascent Pharmahealth Asia (Hong Kong) Ltd; and

(g)	Ascent Pharmahealth Asia (Malaysia) Sdn Bhd;

Group Company means any one of the companies comprising the Group;

Group Liability has the meaning given to that term in section 721-10(1)(a) of the Tax Act;

GST has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Head Company has the meaning given to that term in section 703-15(2) of the Tax Act;

Hedge Transaction means all swap, hedging or derivative agreements (or any analogous agreements) to which a Group Company is a party and any transactions and confirmations entered into pursuant to them;

Hire Purchase Leases means all liabilities in respect of the capital element of finance leases including the Equipment Leases;

Holding Costs means, any Taxes and any escrow account costs incurred in respect of the Consent Payments;

Immediately Available Funds means any electronic means of transfer of cleared funds into a bank account nominated in advance by the payee;

Information means any information, whether oral, graphic, written or in any other form, including:

(a)	forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know-how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data;

(b)	copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered; and

(c)	samples or specimens (if any);

Intellectual Property Licences means the intellectual property licensed to any member of the Group as set out in the Data Room;

Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity and wherever existing, including:

(a)	patents, designs, copyright, rights in circuit layouts, plant breeder’s rights, trade marks, know how, brand names, domain names, inventions, product names, trade secrets and any other rights subsisting in the results of intellectual effort in any field, whether or not registered or capable of registration;

(b)	any application or right to apply for registration of any of these rights;

(c)	any registration of any of those rights or any registration of any application referred to in paragraph (b); and

(d)	all renewals and extensions of these rights;

Interest Rate means the daily 11.00 am cash rate quoted on Reuters page RBA30 on the relevant day;

Inventory means all stock in trade (including raw materials, packaging and containers, work-in-progress and finished goods) in use or intended for use in connection with the Business;

JP Morgan means the Sydney Branch of JP Morgan Chase Bank N.A.

Key Contracts means the contracts specified in Schedule 9;

Last Payment Date has the meaning prescribed in clause 5.3(b);

Law means:

(a)	principles of law or equity established by decisions of courts in any jurisdiction which apply to that person;

(b)	statutes, regulations or by-laws of the Government in any jurisdiction which applies to that person; and

(c)	requirements and approvals (including conditions) of a Government Agency that have the force of law and apply to that person;

Leased Premises means the property and premises that are subject to a Property Lease, as specified in Schedule 6;

Liability includes all liabilities, losses, damages, costs, interest, fees, penalties, fines, assessments, forfeiture and expenses of whatever description;

Management Accounts means the monthly management accounts of the Group for the period from the Accounts Date up to the Management Accounts Date;

Management Accounts Date means 31 December 2011;

Material Adverse Effect means when used in a Sellers’ Warranty in relation to a Group Company or the Group as a whole, a material adverse effect on the financial condition, operations or prospects of the Group as a whole or any of the Company, APL, DHA or AsiaCo individually (when compared to what the financial condition, operation or prospects of the Group as a whole or any of the Company, APL, DHA or AsiaCo individually would be if the Sellers’ Warranty were true);

Net Derivative Amount means the net amount of a mark to market liability or asset relating to forward purchase currency contracts of the Group in aggregate of the liabilities and assets;

Net Financial Debt means Financial Debt less Cash;

Net Financial Debt Adjustment Amount means the amount (if any) by which the Estimated Net Financial Debt differs from the Completion Net Financial Debt;

Opinion Letters means each of the following (as the context requires):

(a)	the SPL Opinion Letter; and

(b)	the SPL Guarantor’s Opinion Letter;

Owned Intellectual Property Rights means the Intellectual Property Rights owned and used by the Group in connection with the Business comprising those items set out in Schedule 8;

Participating Executive means a senior employee of Ascent Australia and/or AsiaCo that has been invited to participate in an Executive Option Plan and who has accepted such invitation as set out in Schedule 13;

Pfizer means Pfizer Manufacturing Services having its registered office at OSG Building, Ringaskiddy, County Cork, Ireland;

Pfizer Agreement means the Supply Marketing and Distribution Agreement dated 16 August 2011 between Pfizer and SPL pursuant to which SPL has agreed to obtain or procure through its Related Entities all relevant authorisations for the nominated products and to import and supply those products to Pfizer;

Pharmasave means Pharmasave Australia Pty Ltd ACN 134 090 476;

Plant and Equipment means all plant, equipment (including computer equipment), motor vehicles, machinery, furniture, fixtures and fittings owned by the Group and used in connection with the Business, including the items specified in Annexure 1;

Prescribed Rate means the rate that is 2% per annum above the rate specified from time to time under section 2 of the Penalty Interest Rates Act 1983 (Vic);

Property means the Leased Premises;

Property Lease means each lease, sublease, licence or other arrangement relating to the Leased Premises, as specified in Schedule 6;

Purchase Price means the amounts payable to the Sellers at Completion under Item 6 of Schedule 15 plus the Consent Payments (if any) as adjusted pursuant to this Agreement;

Receiving Party means the party to whom Information is disclosed or who possesses or otherwise acquires Information belonging or relating to a Disclosing Party;

Records means the originals and copies, in machine readable, electronic, printed or any other readable form, of all files, reports, records, accounts, registers, correspondence, documents and other material relating to or used by each member of the Group or the Business, including:

(a)	sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, soundtracks and associated materials);

(b)	sales and purchasing records;

(c)	lists of all clients, suppliers and customers;

(d)	financial records and accounts including ledgers, journals and books of account;

(e)	trading records;

(f)	records of wages, employment benefits and other payroll and personnel Information;

(g)	to the extent available, records of and relating to any Key Contracts;

(h)	stationery; and

(i)	all other data, however recorded, owned or used by any member of the Group or the Sellers which relates to any member of the Group or the Business;

Related Body Corporate has the meaning given to that term in the Corporations Act;

Related Entity has the meaning given to that term in the Corporations Act;

Related Party Loans means all loans to or from a Group Company on the one hand and from or to any Related Entity of a Group Company (other than another member of the Group) on the other hand, including any interest accrued on those loans;

Required Consent has the meaning given in clause 13.2;

Respective Proportions means the respective proportions of the Sellers as set out in Part 1 of Schedule 1;

Schedule Information Warranties means warranties contained in items 27(a) of Schedule 1;

Seller Group means in relation to a Seller, that Seller and each of its related bodies corporate (other than the Group Companies) and Seller Group Member means any member of one of the Seller Groups;

Sellers’ Guarantees means the guarantees provided by Sellers or any of their Related Entities (other than any member of the Group) as set out in Schedule 14;

Sellers’ Solicitor means Middletons of Level 25, 525 Collins Street, Melbourne, Victoria, Australia;

Sellers’ Solicitor’s Trust Account means the following

Bank:	St George Bank
Level 8, 530 Collins Street
Melbourne VIC 3000 Australia

BSB:	333 030

Account No:	700221584

Account Name:	Middletons – Trust Account

Reference:	10044459

Swift Code:	SGBLAU2S;

Sellers’ Solicitor’s Undertaking means the stakeholder agreement to be entered into between the Sellers’ Solicitors, the Buyer, and the Sellers dated on or around the date of this Agreement;

Sellers’ Warranties means the warranties contained in Schedule 4 and the indemnities in clauses 7.3 and 8.4;

Shares means all the shares (of any class) in the capital of the Company held by the Sellers immediately before Completion, as specified in Part 1 of Schedule 1;

Specified Executives mean:

(a)	in the case of the Sellers, Dennis Bastas, Mohana Kumar Pillai, Stephen Blank, Andrew Burgess and Andrew Heine;

(b)	in the case of the Buyer, Paul Bisaro, Sigurdur Olafsson, Sigurd Kirk, David Buchen, Sheldon Hirt, Daniel Kolacko, Gillian Latham, Matthew Unkrich, Vivek Bachhawat and Deborah Penza;

SPL Opinion Letter means the legal opinion in respect of SPL, substantially in the form set out in Annexure 4 provided by a reputable law firm acceptable to the Buyer (acting reasonably);

SPL Guarantor’s Opinion Letter means the legal opinion in respect of the SPL Guarantor, substantially in the form set out in Annexure 4 provided by a reputable law firm acceptable to the Buyer (acting reasonably);

Stamp Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount in respect of the above but excludes any goods and services tax;

Subsidiary Guarantees means any guarantees, indemnities, charges or other securities given by a Group Company to a Third Party to better secure the performance of a Seller Group Member or required for the benefit of a Seller Group Member;

Target Working Capital has the meaning given in Schedule 11;

Tax, Taxes or Taxation means all forms of present and future taxes, excise, stamp or other duties, imposts, deductions, charges, withholdings, rates, levies or other governmental impositions imposed, assessed or charged by any Government Agency, together with all interest, penalties, fines, expenses and other additional statutory charges relating to any of them, imposed or withheld by a Government Agency, including but not limited to income tax, GST, Stamp Duty, payroll tax and withholding taxes;

Tax Act means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth) as the case may be;

Tax Claim means a Tax Warranty Claim or a claim under the indemnity in clause 7.3;

Tax Cost means all costs, penalties, assessments, interest and expenses incurred in:

(a)	managing a Tax Enquiry; or

(b)	conducting any defence in relation to a Tax Enquiry,

in relation to Tax or Stamp Duty, but does not include Tax or Stamp Duty itself;

Tax Enquiry has the meaning given to that term in clause 7.2;

Tax Law means any Law relating to Tax;

Tax Liabilities Amount means any and all unpaid federal, state, provincial, territorial or local Taxes that are imposed on or measured by net income or franchise taxes imposed in lieu thereof for the Group Companies for periods, or part periods, until the close of business on the Completion Date;

Tax Relief means any relief, allowance, exemption, exclusion, set off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of Tax under any Law;

Tax Sharing Agreement means an agreement contemplated by section 721-25 of the Tax Act;

Tax Warranty means a Sellers’ Warranty contained in item 9 or 10 of Schedule 1;

Tax Warranty Claim means a Warranty Claim the subject of which is a Tax Warranty;

Third Party means any person or entity (including a Government Agency) other than a party to this Agreement, a Group Company or any Related Body Corporate or Related Entity of any party or any Group Company;

Third Party Claim means a Claim made or threatened by a Third Party against the Buyer, a Group Company or the Sellers;

Title and Capacity Warranties means Sellers’ Warranties 1, 2, 3(a), 3(b), 3(f), 3(g), 3(h), 3(i), 3(j), 3(k), 7 and 11(a) contained in Schedule 1;

Title and Capacity Warranty Claim means a Warranty Claim the subject of which is a Title and Capacity Warranty;

Trade Accounts Payable means the aggregate amount of trade payables by the Group arising from the conduct of the Business;

Warrantors means each of the Sellers severally;

Warranty Claim means any Claim against the Sellers or the Warrantors or any of them for breach of the Sellers’ Warranties;

Working Capital means the working capital of the Group calculated on the basis set out in the pro forma Completion Accounts (at the relevant time) in the Annexure to Schedule 11; and

Working Capital Adjustment Amount means the amount (if any) by which the Target Working Capital differs from the Completion Working Capital.

1.2	Interpretation

In this Agreement, the headings are used for convenience only and do not affect the interpretation of this Agreement, and unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	other grammatical forms of defined words or expressions have corresponding meanings;

(d)	a reference to a document includes the document as modified from time to time and any document replacing it;

(e)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(f)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(g)	the word “month” means calendar month and the word “year” means 12 months;

(h)	all references to times and dates are references to times and dates in Melbourne, Australia;

(i)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(j)	a reference to a thing includes a part of that thing;

(k)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(l)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(m)	money amounts are stated in Australian currency;

(n)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body that performs most closely the functions of the defunct body; and

(o)	a reference to “party” or “parties” means a party or the parties to this Agreement.

1.3	Several liability

Notwithstanding any other provision of this Agreement, in consideration of the Sellers agreeing to sell the Shares to the Buyer, the Buyer agrees that if the Sellers become liable to the Buyer for a Warranty Claim or any other Claim or Liability in relation to the Shares, the Company, the Group, the Business or this Agreement, including in connection with the process of selling the Shares or the entry into this Agreement, then the Liability of the Sellers is several (and not joint and several) and, the amount each Seller is liable to pay to the Buyer in relation to any Warranty Claim is limited to the extent of that Sellers’ Respective Proportion of that Claim or Liability.

2.	Agreement to buy and sell Shares

2.1	Sale and purchase

On and subject to the terms of this Agreement:

(a)	SPL as legal and beneficial owner agrees to sell to the Buyer those Shares listed against SPL’s name in Part 1 of Schedule 1;

(b)	I-Investments as trustee of the DGA Bastas Family Trust agrees to sell to the Buyer those Shares listed against I-Investments name in Part 1 of Schedule 1; and

(c)	the Buyer agrees to purchase the Shares from the Sellers for the Purchase Price.

2.2	Date for Completion

Completion will occur on the Completion Date.

2.3	Encumbrances and rights

The Sellers must transfer the Shares to the Buyer at Completion:

(a)	free from any Encumbrance; and

(b)	together with all benefits and rights, including dividend and voting rights, attached or accrued to them on or after Completion.

2.4	Title and risk

The title to and the risk of the Shares:

(a)	until Completion, remains solely with the Sellers; and

(b)	on and from Completion, passes from the Sellers to the Buyer.

2.5	Waiver of pre-emptive rights

Each Seller, by its execution of this Agreement, consents to the sale and purchase contemplated by clause 2.1 and irrevocably waives in favour of the Buyer any rights of pre-emption that that Seller has, or may have, in respect of the Shares, whether conferred by the constitution of the Company or otherwise.

3.	Purchase Price and Completion Payment

3.1	Purchase Price

In consideration of the Sellers agreeing to sell the Shares to the Buyer, the Buyer must pay the Purchase Price to the Sellers on the terms of this Agreement.

3.2	Manner of payment of Purchase Price

The Purchase Price will be paid by the Buyer as follows:

(a)	the amount payable to the Sellers at Completion under Item 6 of Schedule 15 in accordance with clause 3.4;

(b)	the Working Capital Adjustment Amount (if any) payable following finalisation of the Completion Accounts in accordance with clause 5 and Schedule 11;

(c)	the Net Financial Debt Adjustment Amount, if any, payable following finalisation of the Completion Accounts in accordance with clause 5 and Schedule 11;

(d)	the Consent Payments (if any) payable in accordance with clause 3.5 under Item 3 of Schedule 15; and

(e)	any other adjustments to the Purchase Price under clause 3.3.

3.3	Payments affecting the Purchase Price

Any payment made by either of the Sellers to the Buyer or the Company in respect of any Claim will be in reduction of the Purchase Price.

3.4	Payment of the Completion Payment

(a)	At Completion the Buyer must pay $375,000,000 (Completion Payment) to be applied in accordance with Schedule 15.

(b)	The Buyer must satisfy its obligations under clause 3.4(a) by payment of the Completion Payment to the Sellers’ Solicitor’s Trust Account and by causing the release of the Completion Payment in the amounts and to the parties as set out in Schedule 15 and in accordance with the Sellers’ Solicitor’s Undertaking.

(c)	Unless otherwise specified under this Agreement, all payments under this Agreement must be made in Immediately Available Funds.

3.5	Consent Contracts

(a)	The Sellers and the Buyer must use best endeavours to finalise and enter into the Escrow Agreement and to establish the Escrow Account on, or as soon as reasonably practicable after, Completion.

(b)	Following Completion and upon establishment of the Escrow Account, the parties will cause the Sellers’ Solicitor to release the Consent Payments and Executive Option Consent Amount to the Escrow Agent to be held in accordance with the Escrow Agreement and distributed in accordance with Schedule 12.

(c)	Following Completion, the Sellers, the Company and the Buyer shall comply with their respective obligations in accordance with Schedule 12.

4.	Completion

4.1	Time and place for Completion

Completion must occur on the date determined under clause 2.2 at:

(a)	the offices of Middletons, Level 25, 525 Collins Street, Melbourne, Victoria at 11am; or

(b)	any other place or time agreed in writing between the Sellers and the Buyer.

4.2	Sellers’ obligations at Completion

At Completion the Sellers must:

(a)	deliver or cause to be delivered to the Buyer:

(i)	a duly executed transfer of the Shares in favour of the Buyer in registrable form;

(ii)	share certificates (or a certificate of indemnity for a lost or destroyed certificate in agreed form) in respect of all of the Shares;

(iii)	duly executed written instruments irrevocably waiving in favour of the Buyer all pre-emptive rights (if any) which any person other than a Seller has in respect of any of the Shares;

(iv)	the constitution, certificate of incorporation or registration (including any certificate of incorporation or registration on change of name), common seal (if any), all statutory registers, minute books, share certificates for each Group Company incorporated in Australia and other records of directors’ and shareholders’ meetings of each Group Company (other than the records of directors’ and shareholders’ meetings of the Company) incorporated in Australia;

(v)

at the offices of the registered agent of the relevant Group Companies, the constitution, certificate of incorporation or registration (including any certificate of incorporation or registration on change of name), common seal (if any), all statutory registers, minute books, share certificates for each Group Company not incorporated in Australia and other records of directors’ and shareholders’ meetings of each Group Company not incorporated in Australia;

(vi)	the ASIC corporate key for each Group Company incorporated in Australia;

(vii)	at the Company’s Head Office in Melbourne, all cheque books, financial and accounting books and Records, copies of Taxation returns lodged, copies of Tax assessments issued by the Government Agency, fringe benefits Tax returns, business activity statements, land Tax assessments, mortgages, leases, agreements, insurance policies, title documents, licences, certificates and all other Records of each Group Company incorporated in Australia;

(viii)	at the offices of DHA in Singapore, all cheque books, financial and accounting books and Records, copies of Taxation returns lodged, copies of Tax assessments issued by the Government Agency, fringe benefits Tax returns, business activity statements, land Tax assessments, mortgages, leases, agreements, insurance policies, title documents, licences, certificates and all other Records of each Group Company not incorporated in Australia;

(ix)	a duly completed authority for the alteration of the signatories of every bank account of each Group Company in the manner required by the Buyer;

(x)	all current permits, licences and other documents issued to any Group Company under any Law relating to its business activities;

(xi)	duly executed releases and discharges of all Encumbrances or other Third Party interests registered against the Shares or any other securities or assets of any Group Company, including any necessary ASIC forms 312, each being in a form reasonably acceptable to the Buyer (acting reasonably);

(xii)	duly executed releases from the existing directors, alternate directors, secretary and public officer of each Group Company who will resign in writing from their respective offices with effect from Completion, in favour of each Group Company in a form approved by the Buyer;

(xiii)	a cheque for all lodgement fees payable to ASIC for the release and discharge of the Encumbrances;

(xiv)	an executed copy of the SPL Opinion Letter;

(xv)	an executed copy of the SPL Guarantor’s Opinion Letter;

(xvi)	a copy of the duly executed sale agreement in respect of the acquisition by the Company of all remaining shares in Eris, substantially in the form notified to the Buyer prior to execution of that agreement; and

(xvii)	a copy of the duly executed sale agreement in respect of the sale of Pharmasave by the Company, substantially in the form notified to the Buyer prior to execution of that agreement.

(b)	without limiting clause 4.2(a)(xi), procure that at no cost to the Company:

(i)	Bank of Western Australia Limited provides confirmation of the amount required to repay the Bank Debt (including principal, interest and any break cost or prepayment or other similar cost) and confirmation from Bank of Western Australia Limited that they are not entitled to make any Claim in respect of the Bank Debt;

(ii)	all amounts comprising the Bank Debt are fully paid or repaid (as applicable) using the funds provided by the Buyer under clause 3.4 and Item 1 of Schedule 15;

(iii)	the Company shall enter into the Closing Financing Documents;

(iv)	all Encumbrances listed in Schedule 3 or otherwise subsisting in respect of the Bank Debt are released and discharged by the relevant counterparties;

(v)	all documents necessary to:

(A)	give effect to, or to register or record the releases referred to in clause 4.2(b)(iv); or

(B)	to give effect to any of the other matters described in clauses 4.2(b)(i) to 4.2(b)(iv),

are executed by all parties to them and are delivered to the Buyer; and

(vi)	reasonable evidence of the matters set out in clauses 4.2(b)(i) to (iii) are provided to the Buyer;

(c)	procure that at no cost to the Company or any member of the Group each Participating Executive provides to the relevant member of the Group a duly executed deed of termination and release in a form approved by the Buyer, terminating his or her entitlements under the relevant Executive Option Plan and releasing the Sellers, the Buyer and each member of the Group from their respective obligations under each Executive Option Plan (Deed of Termination and Release);

(d)	procure that at no cost to the Company or any member of the Group Dennis Bastas provides the Company and the Buyer with a duly executed deed of termination and release in a form approved by the Buyer, terminating Dennis Bastas’ employment and releasing the Sellers, the Buyer and each member of the Group from their respective obligations under his executive service contract;

(e)	cause circulating resolutions of the directors of each Group Company (as relevant) to be passed in which:

(i)	the registration of the transfer to the Buyer of the Shares is approved;

(ii)	the persons nominated in writing for that purpose by the Buyer and who have consented to so act, are appointed as directors, secretary and public officer of each relevant Group Company;

(iii)	the existing directors, alternate directors, secretary and public officer of each Group Company resign in writing from their respective offices with effect from Completion (without any payment as compensation for loss of office or otherwise), as requested by the Buyer; and

(iv)	with effect from Completion, the registered office of each Group Company is changed to the address or addresses requested by the Buyer;

(f)	issue irrevocable written instructions to each of the following:

(i)	Chia Ho Choon as resident company secretary of Ascent Pharmahealth Asia Pte. Ltd. and KW Corporate Advisory as corporate secretarial agent;

(ii)	Yeo Kim Hai Patrick as resident company secretary of Drug Houses of Australia Pte. Ltd. and KW Corporate Advisory as corporate secretarial agent;

(iii)	Baker & McKenzie Nominees Limited as company secretary and corporate secretarial agent of Ascent Pharmahealth Hong Kong Ltd; and

(iv)	Lim Poh Seng as resident company secretary and Yiap Tiew Kuang, and Wong Sau Lan as resident nominee directors of Ascent Pharmahealth Malaysia Sdn Bhd and the corporate secretarial agent,

to act from the Completion Date in accordance with the instructions of the Buyer and to hold all share certificates and corporate records then in their possession to the order of the Buyer or the Company;

(g)	ensure that all matters or actions necessary to give effect to the resolutions of the Group Companies passed in accordance with clause 4.2(e) are done or taken;

(h)	cause the Sellers’ Solicitor to deliver to the Buyer the Sellers’ Solicitor’s Undertaking; and

(i)	do all other acts and execute all other documents that this Agreement requires the Sellers to do or execute at Completion.

4.3	Buyer’s obligations at Completion

At Completion the Buyer must:

(a)	pay the Completion Payment in accordance with clause 3.4;

(b)	provide to the Sellers a certified copy of a resolution of the Buyer authorising entry into the transaction contemplated by this Agreement;

(c)	cause the following instruments of consent to be available to allow the Company to pass the resolutions required by clause 4.2(e):

(i)	signed consents from each of David Buchen and Robert Theodore Joyce Jr to act as a director of each Group Company, whereby nominees of the Buyer will become the majority of directors of each Group Company;

(ii)	signed consents from each professional nominee resident in Singapore, Malaysia and Hong Kong where such a nominee is required by Law to be appointed to fill a possible vacancy as resident director or resident company secretary; and

(d)	do all other acts and execute all other documents that this Agreement requires the Buyer to do or execute at Completion.

4.4	Group’s obligations at Completion

At Completion the Company must pay and must cause each relevant Group Company to, pay or repay each amount comprising the Bank Debt as contemplated by clause 4.2(b) using the funds provided by the Buyer under clause 3.4.

4.5	Delayed delivery of Completion items

(a)	The Sellers may by notice given to the Buyer at Completion, waive the requirement of the Buyer to comply with one or more of the requirements referred to in clause 4.3, in which case Completion will still occur and the Buyer is not required to comply with the requirements specified in the notice on or before Completion, but instead must comply with those requirements as soon as reasonably practicable after Completion.

(b)	The Buyer may by notice given to the Sellers at Completion, waive the requirement of the Sellers to comply with one or more of the requirements referred to in clause 4.2, in which case Completion will still occur and the Sellers are not required to comply with the requirements specified in the notice on or before Completion, but instead must comply with those requirements as soon as reasonably possible after Completion.

4.6	Simultaneous actions

Subject to clause 4.5, the actions to take place as contemplated by this clause 4 are interdependent and, save as expressly provided in this Agreement, must take place, as nearly as possible, simultaneously.

4.7	No right to terminate or rescind

(a)	The Buyer has no right (including any right under any Law or any right in respect of Claims arising under or in connection with this Agreement, other than in the case of fraud) either before or after Completion to rescind or terminate or fail to perform this Agreement and will not be entitled to treat any of the Sellers as having repudiated this Agreement for any reason whatsoever.

(b)	The Sellers acknowledge that monetary damages alone would not be adequate compensation to the Buyer for a Seller’s breach of its obligation to complete the sale of the Shares under this Agreement and that accordingly specific performance of that obligation is an appropriate remedy.

(c)	Subject to clause 4.7(b), the sole remedy of the Buyer in relation to any delay, default, breach or failure on the part of the Sellers under, or in relation to, this Agreement (other than in the case of fraud) will be in damages and the Buyer hereby expressly and unconditionally waives all other rights and remedies (whether statutory, at common law, in equity or otherwise).

5.	Completion Accounts

5.1	Preparation

Following Completion the Sellers and the Buyer must procure that the Completion Accounts are prepared and finalised in accordance with Schedule 11.

5.2	Purchase Price adjustments following Completion Accounts

If the Completion Working Capital:

(a)	is less than the Target Working Capital, the Sellers must pay the Working Capital Adjustment Amount to the Buyer in accordance with clause 5.3, as an adjustment to the Purchase Price;

(b)	exceeds the Target Working Capital, the Buyer must pay the Working Capital Adjustment Amount to the Sellers in accordance with clause 5.3, as an adjustment to the Purchase Price; or

(c)	equals the Target Working Capital, no adjustment to the Purchase Price will be made under this clause 5.2.

If the Completion Net Financial Debt:

(a)	is less than the Estimated Net Financial Debt, the Buyer must pay the Net Financial Debt Adjustment Amount to the Sellers in accordance with clause 5.3, as an adjustment to the Purchase Price;

(b)	exceeds the Estimated Net Financial Debt, the Sellers must pay the Net Financial Debt Adjustment Amount to the Buyer in accordance with clause 5.3, as an adjustment to the Purchase Price; or

(c)	equals the Estimated Net Financial Debt, no adjustment to the Purchase Price will be made under this clause 5.2.

5.3	Payment of Working Capital Adjustment Amount and Net Financial Debt Adjustment Amount

(a)	A party required to make a payment to another party under this clause 5 must make the payment in Immediately Available Funds without counter claim or set off within 10 Business Days after the finalisation of the Completion Accounts or Expert’s Report as applicable.

(b)	All amounts payable by a party under this clause 5 will accrue interest on a daily basis at the Interest Rate from and including the Completion Date to and including the earlier of the date of payment or 10 Business Days after the finalisation of the Completion Accounts or Expert’s Report as applicable (Last Payment Date). If any amount (including any accrued interest) remains unpaid on or after the Last Payment Date, interest under clause 14 will apply from and including the Last Payment Date until the date of payment with respect to that amount.

6.	Access to Records after Completion

(a)	The Sellers may retain after Completion copies of any Records necessary for the Sellers to comply with any applicable Law (including Tax Law) and to prepare Tax and other returns required of the Sellers by Law.

(b)	The Buyer must ensure that the Company retains all Records delivered by the Sellers to the Buyer at Completion which are required to be retained by Law for the period that they are required to be retained by Law after Completion.

(c)	Without limiting clause 6(a), the Buyer must ensure that the Sellers are promptly afforded reasonable access to the Records referred to in clause 6(b) on reasonable request by the Sellers for the purpose of enabling the Sellers to do all or any of the following:

(i)	comply with any applicable Law (including a Tax Law);

(ii)	prepare any financial statement or Tax return; and

(iii)	defend or deal with any Claim against the Sellers.

(d)	Nothing in clause 6(c) requires the Buyer (acting reasonably) to allow the Sellers to have access to anything that:

(i)	is the subject of legal professional privilege in favour of any Group Company and disclosure pursuant to this clause, would in the reasonable opinion of the Buyer, result in loss of such legal professional privilege; or

(ii)	has been prepared for the purpose of, or in contemplation of, the Buyer making a Claim against the Sellers under this Agreement.

7.	Tax matters

7.1	Completion of Tax returns and calculations

(a)	As soon as practicable after the Completion Date and in any event no later than the due date for lodgement (taking into account any applicable extensions of time):

(i)	the Sellers (or their professional advisors) must prepare all Tax returns in respect of the Company and each Group Company (as applicable) for any periods of account that end on or before Completion and deliver a copy in draft form to the Buyer at least 60 days prior to the due date for lodgement or, where the due date of lodgement for the relevant return arises less than 60 days after Completion, as soon as is reasonably practicable; and

(ii)	subject to clause 7.1(e), the Buyer must procure that the Company and any relevant Group Company review and approve (such approval not to be unreasonably withheld or delayed), the Tax returns delivered under clause (i) and, following approval, lodge each Tax return on behalf of the Company and each relevant Group Company (as applicable).

(b)	Without prejudice to clause 7.3, the Buyer shall procure that each relevant Group Company shall, by the due date for payment to the relevant Government Agency, pay all Tax and Stamp Duty of the Group Companies which relates to the period up to and including Completion.

(c)	For any period of account which commences before and ends on or after Completion, the Buyer must as soon as practicable after the end of that period, and in any event no later than the due date for lodgement (taking into account any applicable extensions of time), procure that the Company prepares a Tax return in respect of each Group Company for that period and deliver a copy in draft form to each of the Sellers, such draft returns to be provided in sufficient time to allow the Sellers to exercise their rights pursuant to clause 7.1(d)(ii).

(d)	The Sellers and the Buyer must co-operate fully with each other in the preparation of each Tax return referred to in clauses 7.1(a) and 7.1(c). This includes, without limitation, that:

(i)	the Buyer may request, and the Sellers must provide to the Buyer within 20 Business Days of such request, all documents within the Sellers’ possession and control relating to the affairs of Pharmasave and Central Healthcare which are reasonably required by the Buyer to prepare the Tax returns; and

(ii)	the Buyer must provide each Seller and any professional advisers appointed by them with all documents and assistance as is reasonably required by the Sellers to allow them to prepare and reasonably consider the Tax returns referred to in clause 7.1(a) and to reasonably consider and provide comments and amendments to the Tax returns referred to in 7.1(c).

(e)	A Tax return referred to in clause 7.1(a) must not be filed by the relevant Group Company or any other person with the relevant Government Agency until:

(i)	the Buyer has agreed to the substance of the Tax return, and in this regard, the Buyer has 30 Business Days from receipt of the Tax return (Revision Period) to notify the Sellers of any revisions sought (Revision Notice);

(ii)	the Revision Period lapses and no Revision Notice has been received by the Sellers; or

(iii)	the Revision Period lapses after the Buyer gives a Revision Notice but any revision suggested has not been agreed to by the Sellers within 5 Business Days after the end of the Revision Period, in which case the parties must appoint an independent and reputable third party firm as a tax expert (Expert) agreed between them (acting reasonably) and in the event the parties fail to agree the Expert it shall be appointed by the President of the Australian Institute of Chartered Accountants at the request of either party to determine any matters under the Revision Notice that have not been agreed and settle the draft Tax return which must be lodged by the Buyer. The Expert’s determination will be final and binding.

7.2	Tax enquiries or audits by Government Agency

(a)	If the Buyer or the Company receives any written communication or notice from any Government Agency of any enquiry, including any request for Information, notice to produce documents, audit, review or request for a meeting (Tax Enquiry):

(i)	relating to a Group Company;

(ii)	wholly or partially in relation to the period before Completion; and

(iii)	that is likely to lead to a circumstance as a result of which the Buyer, would, or would be likely to, make a Tax Claim,

then the Buyer or the relevant Group Company must promptly notify the Sellers of that fact within 15 Business Days after receipt of the Tax Enquiry.

(b)	Where a Tax Enquiry relates wholly to the period before Completion.

(i)	the Buyer will:

(A)	notify the Sellers of the Tax Enquiry within 15 Business Days after receiving notice of the Tax Enquiry;

(B)	control all discussions and communications with the relevant Government Agency in relation to the Tax Enquiry; and

(C)	acting reasonably, conduct, defend and settle any issue against or in respect of the Company, and the Sellers must, at the request of the Buyer or the Company, provide all such assistance as is reasonably necessary to defend or assist in the defence of the Tax Enquiry;

however

(ii)	the Buyer must not settle any Tax Enquiry with the relevant Government Agency, or pay to the relevant Government Agency any Tax or Stamp Duty the subject of the Tax Enquiry until:

(A)	the Sellers have agreed to the substance of the settlement or payment, and in this regard, the Sellers have 30 Business Days from receipt of the proposed settlement or payment (Tax Enquiry Revision Period) to notify the Buyer of any revisions sought (Tax Enquiry Revision Notice);

(B)	the Tax Enquiry Revision Period lapses and no Tax Enquiry Revision Notice has been received by the Buyer; or

(C)

the Tax Enquiry Revision Period lapses after the Sellers give a Tax Enquiry Revision Notice but any revision suggested has not been agreed to by the Buyer within 5 Business Days after the end of the Tax Enquiry Revision Period, in which case the parties must appoint an independent and reputable third party firm as a tax expert (Expert) agreed between them (acting reasonably) and in the event the parties fail to agree the Expert it shall be appointed by the President of the Australian Institute of Chartered Accountants at the request of either party to determine any matters under the Revision Notice that have not been agreed and determine an appropriate settlement with respect to the Tax Enquiry. The Expert’s determination will be final and binding

(c)	Where a Tax Enquiry that is likely to lead to a circumstance as a result of which the Buyer would, or would be likely to, make a Tax Claim concerns both the period before and the period after Completion, then the Sellers and the Buyer must, and the Buyer must cause the relevant Group Company to, co-operate fully with each other to determine whether the Tax or Stamp Duty the subject of the Tax Enquiry relates to either:

(i)	a period or part period up to and including Completion, in which case the Sellers and the Buyer must comply with the requirements of clause 7.2(b); or

(ii)	a period or part period following Completion, in which case the Buyer will have full control of the Tax Enquiry.

(d)	For the avoidance of doubt the Buyer and the Company have full control of all other Tax Enquiries concerning the relevant Group Company:

(i)	for periods of account commenced on or after Completion; and

(ii)	for periods of account ending prior to Completion, where the Tax Enquiry is not likely to lead to a circumstance as a result of which the Buyer would, or would be likely to, make a Tax Claim.

(e)	In assessing any amount recoverable by the Buyer as a result of any Claim,

(i)	any cash benefit received or Tax Relief obtained by a Group Company which:

(A)	results in the amount of Tax for which the relevant Group Company is or may be liable to be assessed or accountable being reduced or extinguished; and

(B)	arises directly or indirectly from the matter which gives rise to the Claim,

will be taken into account in the manner described in clause 7.2(e)(ii).

(ii)	In the period of account in which the relevant Group Company’s liability to Tax is reduced or extinguished, the Buyer must cause the relevant Group Company to account to the Sellers in their Respective Proportions for the full amount of that benefit, but not to the extent the benefit has been taken into account under clause 9.4.

(f)	If a Tax Enquiry under clause 7.2(c) arises and that Tax Enquiry leads to a circumstance where the relevant Group Company receives a refund in cash or reduction in a Liability booked in the Accounts or Management Accounts in respect of the period on or before Completion, then the Buyer must cause the relevant Group Company to account to the Sellers in their Respective Proportions for the full amount of that benefit, but not to the extent that the refund in cash or reduction in Liability has been taken into account under clause 9.4.

7.3	Tax Indemnity

The Sellers severally indemnify the Buyer against and must pay the Buyer the amount of, any:

(a)	Tax or Stamp Duty payable by the Company or any of the Group Companies, whether it relates to the activities of the Company or any of the Group Companies or otherwise, to the extent that Tax or Stamp Duty:

(i)	relates to any period, or part period, up to and including Completion; or

(ii)	arises as a result of entry into this Agreement or Completion (except for Stamp Duty for which the Buyer is liable under clause 22.14); and

(b)	Tax Costs incurred by or on behalf of the Buyer, the Company or a Group Company to the extent those Tax Costs arise from or relate to any of the matters for which the Sellers may be liable under clause 7.3(a), except to the extent that the Sellers’ liability for the Tax or Stamp Duty is limited or qualified under clause 8 or 9.

7.4	Tax effect of Claims

If a party (payor) is liable to pay an amount to another party (recipient) in respect of a Claim and that payment is treated as income under the Tax Law such that the payment is subject to income tax payable by the recipient, or the Head Company of any Consolidated Group of which the recipient is a member, (collectively the recipient Group) under the Tax Law, then the payment must be grossed-up by such amount as is necessary to ensure that the net amount retained by the recipient Group after deduction of Tax or payment of the increased income tax equals the amount the recipient Group would have retained had such income tax not been payable, after taking into account any benefits or relief relating to Tax obtained or to be obtained by the recipient Group in relation to such Claim or payment. For the avoidance of doubt, this clause 7.4 does not apply insofar as the receipt of the Purchase Price under clause 3 by the Sellers is liable to Tax.

7.5	Due date for payments under clause 7.3

Where the Sellers become liable to make any payment pursuant to clause 7.3, the due date for the making of that payment shall be:

(a)	(save as mentioned in clause 7.5(b) below and subject to the provisions of clause 7.6 below), the date falling 10 Business Days after the date when the Sellers have been notified by the Buyer or any of the Group Companies, that the Sellers have a liability for a determinable amount under clause 7.3; or

(b)	the date (if later than that specified in clause 7.5(a) above) which is 2 Business Days prior to:

(i)	in the case of Tax in respect of which there is no provision for payment by instalments, the latest date on which the tax in question can be paid to the relevant Government Agency in order to avoid a liability to interest, surcharge or penalties (or other similar imposition) accruing; or

(ii)	in the case of Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Buyer to the Sellers at least 5 Business Days prior to each such date).

7.6	Deferral of due date for payments under clause 7.3

Notwithstanding the provisions of clause 7.5 above, if the date on which Tax to which clause 7.3 applies becomes payable is deferred following application to the appropriate Government Agency and the Sellers indemnify the Buyer and the Group Company concerned to their reasonable satisfaction, the date for payment by the Sellers (if later than that specified in clause 7.5(a) above) shall be the earlier of the date on which the tax becomes payable to the relevant Government Agency (notwithstanding any initial deferral) and such date when the amount of Tax is conclusively determined. For this purpose, an amount of Tax shall be deemed to be conclusively determined when, in respect of such amount, a decision of a court or tribunal of first instance is given or any binding agreement, or administrative or arbitral determination is made.

8.	Sellers’ Warranties

8.1	Warranties

(a)	Subject to clauses 8.1(b) and 8.1(c), the Warrantors severally warrant to the Buyer that, subject to the limitations in this clause 8 and clause 9, each of the Sellers’ Warranties is true and accurate, and not misleading or deceptive at Completion.

(b)	In respect of Sellers’ Warranty 1 in Schedule 4, SPL (and only SPL) warrants that, subject to the limitations in this clause 8 and clause 9 each of those Sellers’ Warranties is true and accurate, and not misleading or deceptive at Completion.

(c)	In respect of Sellers’ Warranty 2 in Schedule 4, I-Investments (and only I-Investments) warrants that, subject to the limitations in this clause 8 and clause 9 each of those Sellers’ Warranties is true and accurate, and not misleading or deceptive at Completion.

(d)	The Sellers acknowledge that the Buyer has entered into this Agreement in reliance upon the Warranties.

8.2	Disclosure Material

(a)	The Buyer acknowledges that the Sellers’ Warranties (other than those that may give rise to a Tax Claim, the Title and Capacity Warranties and the Schedule Information Warranties) are qualified by all Information fairly disclosed by the Sellers to the Buyer in the Disclosure Material.

(b)	For the purposes of this Agreement, a fact, matter or circumstance is ‘fairly disclosed’ if sufficient Information has been disclosed that a sophisticated investor, experienced in transactions of the nature of the sale of the Shares and familiar with the Business, would be reasonably aware of the substance and significance of the Information and would be reasonably aware of the nature and extent of the breach of the relevant Sellers’ Warranty.

8.3	Separate warranties

Each of the Sellers’ Warranties is a separate warranty and is not limited or restricted by any other Sellers’ Warranty, except if that limit or restriction is clearly stated in the relevant Sellers’ Warranty.

8.4	Indemnity for breach of Warranty

(a)	Subject to clause 1.3, the Sellers severally indemnify the Buyer and each Group Company against, and must pay the Buyer an amount equal to, any Liability suffered or incurred by the Buyer or a Group Company in connection with a breach of a Sellers’ Warranty, except to the extent that the Sellers’ Warranty or the Sellers’ Liability for the relevant Liability are limited or qualified under this clause 8 or clause 9.

(b)	For the avoidance of doubt, in respect of any breach of Sellers’ Warranty, Liability includes an amount that would be necessary to put the Buyer or Group Company (as applicable) in the same position as if the Sellers’ Warranty had been true.

8.5	Qualification as to knowledge

Where a Sellers’ Warranty is given ‘to the best of the Warrantors’ knowledge’, or ‘so far as the Warrantors are aware’ or with a similar qualification as to the Warrantors’ awareness or knowledge, the Warrantors will be deemed to know or be aware of a particular fact, matter or circumstance if a Specified Executive of the Sellers:

(a)	is aware of that fact, matter or circumstance on the date the Sellers’ Warranty is given; or

(b)	would reasonably be expected to be aware of that fact, matter or circumstance in the performance of their duties.

8.6	Buyer’s acknowledgments

The Buyer acknowledges and agrees that:

(a)	no Warrantor has made any representation or warranty in connection with this Agreement (including a representation or warranty about the financial or other prospects of the Company) other than the Sellers’ Warranties, and that no such representation or warranty has been made on any Warrantor’s behalf;

(b)	it has received independent professional advice in relation to the purchase of the Shares and this Agreement (including legal, accounting, Tax and financial advice), has satisfied itself about anything arising from that advice and is able to evaluate the risks and merits of purchasing the Shares;

(c)	in entering into this Agreement and proceeding to Completion, the Buyer relies on its own investigations and professional advice received and does not rely on any representation or warranty other than the Sellers’ Warranties;

(d)	to the maximum extent permitted by Law, all terms, conditions, undertakings, inducements, warranties or representations, whether express or implied, statutory or otherwise, not expressly set out in this Agreement and which relate to this Agreement or a matter the subject of a Sellers’ Warranty, are excluded; and

(e)	the Sellers are not liable under any Claim arising out of or relating to any financial projections, business plans, budgets or financial forecasts in respect of the Group Companies.

9.	Claiming under the Sellers’ Warranties

9.1	Notice of Warranty Claims

(a)	If the Buyer becomes aware of any matter that may give rise to a Warranty Claim (other than a Warranty Claim to which the requirements in clause 7.2 apply), the Buyer must notify the Warrantors of the Warranty Claim in writing as soon as reasonably practicable after the Buyer becomes aware of the matter and provide the Warrantors with full details of the matter and an estimate of the amount claimed.

(b)	If after Completion the Buyer becomes aware of a matter that may give rise to a Warranty Claim (other than a Warranty Claim to which the requirements in clause 7.2 apply) as a result of a Third Party Claim made or threatened by a Third Party against the Buyer, a Group Company or the Sellers, then the Buyer must notify the Warrantors of the Third Party Claim in writing as soon as practicable and in any event within 20 Business Days after the Buyer becomes aware of the matter and provide the Warrantors with full details of the matter and an estimate of the amount involved.

(c)	If after Completion a Seller becomes aware of a matter that may give rise to a Warranty Claim (other than a Warranty Claim to which the requirements in clause 7.2 apply) as a result of a Third Party Claim made or threatened by a Third Party against the Buyer, a Group Company or the Sellers, then that Seller must notify the Buyer, the relevant Group Company and the other Seller of the Third Party Claim in writing as soon as practicable and in any event within 20 Business Days after the Seller becomes aware of the matter and provide the Buyer, the relevant Group Company and the other Seller with full details of the matter and an estimate of the amount involved.

9.2	Warrantors to consider Warranty Claims

Each Warrantor must notify the Buyer within 20 Business Days after receipt of a notice under clause 9.1, indicating whether it admits or denies the relevant Warranty Claim or Third Party Claim (in whole or in part).

9.3	Limits on types of Warranty Claims

The Sellers are not liable under a Warranty Claim (other than Tax Claim except in the case of clauses 9.3(d)(i), (iii), (iv) and (v), (e), (f), (g), (h), (i), (j), (k), (m), (n), (o), (p), and (q)) for any Liability to the extent that the:

(a)	Liability arises from a matter which has been fairly disclosed in the Disclosure Material;

(b)	Liability arises from a matter which is actually known by a Specified Executive of the Buyer to give rise to a Warranty Claim at the Completion Date;

(c)	in respect of a Warranty Claim under Warranties 4, 5, 6, and 11(f)(iii) only, Liability arises from a matter which has been fairly disclosed in the tables in the Financial Due Diligence Report (which to avoid doubt includes footnotes relating to the tables, but not other commentary included in the Financial Due Diligence Report);

(d)	the matter giving rise to the Warranty Claim was or would have been disclosed to the Buyer had it conducted the following publicly available searches:

(i)	ASIC company searches as at 6 January 2012 in the name of each Australian Group Company;

(ii)	searches of announcements in respect of the Company on the Australian Securities Exchange website for a period of 12 months before the Completion Date;

(iii)	searches as at 6 January 2012 in the name of each Australian Group Company in the registers of the Federal Court, Federal Magistrates Court and Supreme Courts of New South Wales, Victoria, Queensland, Western Australia, Australian Capital Territory, Tasmania and South Australia.

(iv)	searches as at 6 January 2012 of public records maintained by the Accounting and Corporate Regulatory Authority of Singapore (ACRA) for APA and DHA in Singapore, the Hong Kong Companies Registry for Hong Kong (CR) for APHK in Hong Kong and the Companies Company Commission of Malaysia (SSM) for APM in Malaysia.

(v)	in Singapore as at 6 January 2012:

(A)	litigation searches to determine whether any action was taken out by or against the names “Ascent Pharmahealth” and “Drug Houses of Australia” from 2006 to 2011 in the Supreme and Subordinate Courts of Singapore; and

(B)	bankruptcy searches against the directors of APA and DHA.:

(e)	Liability has been included as a specific provision, allowance, reserve or accrual in respect of the matter giving rise to the Claim in the Accounts, the Management Accounts or Completion Accounts;

(f)	Liability results from, or the amount of the Warranty Claim is increased because of, a new Law or a change in the Law or in its interpretation, in each case taking effect on or after the Completion Date;

(g)	the Warranty Claim results from, or the amount of the Warranty Claim is increased because of, an increase in a rate of Tax on or after the Completion Date;

(h)	Liability results from, or the amount of the Warranty Claim is increased because of, any change in Accounting Standards on or after the Completion Date;

(i)	the Warranty Claim results from, or the amount of the Warranty Claim is increased because of, any adjustment being made or required to be made to the Accounts, Management Accounts, Completion Accounts or any other accounts of the Group on or after the Agreement Date, would not result in a cash loss to any member of the Group;

(j)	Liability arises because of any act of the Buyer or a Group Company after the Completion Date other than in the ordinary course of business and other than an act:

(i)	contemplated by or in reliance on or to satisfy an obligation under this Agreement;

(ii)	to satisfy an obligation under any legislation, regulations or judicial or governmental requirement in force as at Completion;

(iii)	to satisfy an obligation under any contract to which a Group Company is party as at Completion;

(k)	Liability arises because of an act or omission of the Sellers prior to Completion at the Buyer’s request or with its written consent;

(l)	Liability is increased because the Buyer has unreasonably failed to mitigate its loss;

(m)	Liability is remedied without cost or loss to the Buyer;

(n)	and only up to the amount that the Buyer has already been compensated for the Liability under a policy of insurance. The Buyer hereby agrees to maintain a reasonable level of insurance cover, having regard to the nature of the Business carried out by the Group on or after the Completion Date, and to use reasonable efforts to pursue a claim under any applicable insurance policies, to the extent practicable;

(o)	and only up to the amount that the Buyer has already been compensated for the Liability (by the Sellers or any other person) in accordance with its legal rights or pursuant to agreed settlement terms for the matter giving rise to the Warranty Claim or otherwise;

(p)	Liability is contingent or prospective unless and until that Liability becomes an actual Liability; or

(q)	the Buyer has ceased, after Completion, to own or control that part of the Business, or the assets of the Group Company in respect of which the Warranty Claim or any indemnity claim (as the case may be) arises or the Shares (other than in accordance with clause 22.10(b)).

9.4	Limitations in relation to Tax

If:

(a)	an accrual, allowance, provision or reserve in the Accounts or Completion Accounts in respect of Tax exceeds the actual Liability in respect of that Tax and that Liability has been finally satisfied; or

(b)	an entitlement to any Tax Relief that is shown as an asset in the Accounts or Completion Accounts is understated and the amount of the understatement has been actually received by a Group Company,

then the Sellers’ Liability in respect of any Tax Claims shall be reduced by the amount of the actual excess or actual understatement (as applicable).

9.5	Time limits for Warranty Claims

(a)	The Buyer cannot make a Tax Claim unless it notifies the Warrantors of that Tax Claim in accordance with clause 9.1:

(i)	subject to clauses 9.5(a)(ii) and (iii) below, at least 30 days before the relevant Governmental Agency’s power to assess the Tax the subject of the Tax Claim (whether by amendment or otherwise) has expired;

(ii)	within 7 years of Completion, where a Tax Claim is in respect of any failure to comply with any transfer pricing requirements; and

(iii)	within 10 years of Completion, where a Tax Claim is in respect of fraud or any fraudulent conduct.

(b)	Neither the Buyer nor any Group Company can make any other Claim (other than a Tax Claim referred to in clause 9.5(a) or 7.3) unless:

(i)	in respect of any Warranty Claim under a Title and Capacity Warranty, it notifies the Warrantors of the Warranty Claim in accordance with clause 9.1 on or before the date which is 3 years after the Completion Date;

(ii)	in respect of any Warranty Claim under a Sellers’ Warranty (except a Tax Warranty or Title and Capacity Warranty) it notifies the Warrantors of the Warranty Claim in accordance with clause 9.1 on or before the date which is 18 months after the Completion Date;

(iii)	in respect of any Claim under clause 17, it notifies the relevant person on or before the date which is 4 years after the Completion Date; and

(iv)	in respect of any other Claim under this Agreement, it notifies the relevant person on or before the date which is 3 years after the Completion Date;

and

(v)	either:

(A)	it commences court proceedings relating to the Warranty Claim or if agreed between the parties, a party commences an alternative dispute resolution process relating to the Warranty Claim within 6 months (or such longer period as may be agreed) of first notifying the Warrantors of the relevant Warranty Claim; or

(B)	a Warrantor admits and discharges the Warranty Claim.

9.6	Maximum and minimum amounts

(a)	The Sellers are not liable under a Warranty Claim (other than a Title and Capacity Warranty or a Claim under clause 7.3), unless the amount finally agreed or adjudicated to be payable in respect of that Warranty Claim:

(i)	exceeds $200,000; and

(ii)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Warranty Claims exceeds $1,500,000,

in which event, subject to clauses 9.6(c), 9.6(d) and 9.6(e), the Sellers are liable for all of that amount including the initial $1,500,000.

(b)	The Sellers are not liable for a Claim under clause 7.3 in relation to any period before 1 January 2011 (“Pre-2011 Claim”), unless the amount finally agreed or adjudicated to be payable in respect of that Pre-2011 Claim, either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Pre-2011 Claims, exceeds $100,000, in which event, subject to clauses 9.6(c), 9.6(d) and 9.6(e), the Sellers are liable for all of that amount including the initial $100,000.

(c)	Subject to clauses 9.6(d) and 9.6(e), the maximum aggregate amount a Seller is required to pay in respect of all Claims, whenever made, is limited to its Respective Proportion of the Enterprise Value.

(d)	The maximum aggregate amount that a Seller is required to pay in respect of all Tax Claims, whenever made, is limited to its Respective Proportion of 75% of the Enterprise Value.

(e)	The maximum aggregate amount that a Seller is required to pay in respect of all Warranty Claims (other than Warranty Claims for breach of a Tax Warranty or a Title and Capacity Warranty), whenever made, is limited to its Respective Proportion of 25% of the Enterprise Value.

(f)	For the purposes of clause 9.6(a)(i):

(i)	Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Sellers’ Warranty; and

(ii)	Claims of the same or similar nature arising out of the same or related facts, matters and circumstances will be treated as one Claim.

9.7	Circumstances where limitations do not apply

None of the limitations in this clause 9 apply to any Claim against any Seller to the extent that it arises:

(a)	under clause 12.3; or

(b)	out of, or is increased as a result of any fraud by or wilful misconduct of that Seller.

9.8	Buyer’s obligations for Warranty Claims relating to Third Parties

(a)	If after Completion the Buyer becomes aware of a matter that may give rise to a Warranty Claim (other than in respect of a Tax Warranty Claim to which the requirements of Clause 7.2 apply) as a result of a Third Party Claim, then:

(i)	the Buyer must notify the Warrantors of the Third Party Claim in accordance with clause 9.1(b); and

(ii)	the Buyer must not, and the Buyer must ensure that the Group Companies do not, admit anything or agree to anything with any Third Party in connection with the Third Party Claim without the Warrantors’ consent, which consent will not be unreasonably withheld or delayed.

(b)	Following receipt of a notice under clause 9.8(a), the Sellers may, by giving written notice to the Buyer within 20 Business Days from the date of the notice, assume the conduct of the defence of the Third Party Claim.

(c)	If the Sellers advise the Buyer that they wish to assume the conduct of the defence of the Third Party Claim:

(i)	provided that the Sellers provide the Buyer and the Group Companies with an indemnity against all Liability that may result from such action (together with such reasonable security to support the indemnity as the Buyer may reasonably request), the Buyer must take, and must procure that each Group Company promptly takes, all action reasonably requested by the Sellers to avoid, contest, compromise or defend the Third Party Claim, including using professional advisers nominated by the Sellers and approved by the Sellers for this purpose; and

(ii)	the Buyer must provide, and must procure that each Group Company provides, the Sellers with all reasonable assistance requested by them in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing them and their legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing them with reasonable access to the personnel, premises and chattels of the Buyer and Group Companies for the sole purpose of obtaining Information in relation to the Third Party Claim.

(d)	If the Sellers assume the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim, the Sellers must:

(i)	act in good faith;

(ii)	liaise with the Buyer in relation to the defence of the Third Party Claim;

(iii)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim;

(iv)	act reasonably in all the circumstances, including, having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Business or any party to this Agreement; and

(v)	ensure that in conducting or settling the claim they do not do anything which restricts or commits the Buyer or any Group Company to taking or not taking any action (including subjecting the Buyer or a Group Company to any injunction) or making any payment, without the prior written consent of the Buyer.

(e)	Nothing in clause 9.8(c)(ii) requires the Buyer (acting reasonably) to allow the Sellers to have access to anything that:

(i)	is the subject of legal professional privilege in favour of any Group Company and disclosure pursuant to this clause, would in the reasonable opinion of the Buyer, result in loss of such legal professional privilege; or

(ii)	has been prepared for the purpose of, or in contemplation of, the Buyer making a Claim against the Sellers under this Agreement.

9.9	Buyer must pursue Third Party

If the Buyer or a Group Company recovers an amount under this clause 9 in connection with a matter and it is entitled to claim an amount from a Third Party in connection with that matter, the Buyer must use reasonable endeavours to enforce, or ensure that the relevant Group Company uses reasonable endeavours to enforce, its Claim against the Third Party to a reasonable extent.

9.10	Benefits received

(a)	The Buyer must promptly reimburse the Warrantors (in the proportion to which each Warrantor has actually satisfied a Warranty Claim) if:

(i)	the Buyer recovers an amount under this Agreement in respect of a Warranty Claim; and

(ii)	the Buyer or the Company then receives an amount from a Third Party (including from any Government Agency) and this amount would have reduced the amount recovered by the Buyer if it had been received before the recovery.

(b)	The amount the Buyer must reimburse to the Warrantors (in aggregate) is equal to the amount the Company receives from the Third Party (less any costs reasonably incurred in obtaining the amount).

9.11	Mitigation

The Buyer must take reasonable action to mitigate any loss, Liability, costs or other damage suffered as a result of a breach of a Sellers’ Warranty or any matter that is the subject of a Claim.

9.12	Other actions

The Buyer must not commence any legal proceedings against any Warrantor in respect of a Warranty Claim where that would be inconsistent with this clause 9.

10.	Buyer’s Warranties

The Buyer warrants and represents to the Sellers, as an inducement to the Sellers to enter into this Agreement and to sell the Shares that:

(a)	the execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Buyer;

(b)	the Buyer has full corporate power and lawful authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation on the Buyer enforceable in accordance with its terms by appropriate legal remedy;

(d)	none of the following has occurred and is subsisting, or is threatened, in relation to the Buyer:

(i)	an application or order made, proceeding commenced, resolution passed or proposed in a notice of meeting, petition presented, meeting convened or other step taken for:

(A)	the winding up, dissolution, bankruptcy or administration of the Buyer; or

(B)	the Buyer entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them;

(ii)	the Buyer:

(A)	being (or being taken to be under applicable legislation) unable to pay its debts as and when they fall due; or

(B)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts; or

(iii)	the appointment of an administrator, receiver, receiver and manager, liquidator, provisional liquidator or similar person to the Buyer or any of its assets;

(e)	this Agreement does not conflict with or result in the breach of or default under any provision of its constitution or any material term or provision of any agreement, deed, writ, order or injunction, judgment or Law to which it is a party or a subject or by which it is bound; and

(f)	there are no Claims pending or threatened against it or to its knowledge by, against or involving any person which may materially hinder or prohibit on the sale and purchase of the Shares in accordance with this Agreement.

11.	SPL Guarantor Warranties

The SPL Guarantor warrants and represents to the Buyer that:

(a)	the execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the SPL Guarantor;

(b)	the SPL Guarantor has full corporate power and lawful authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation on the SPL Guarantor enforceable in accordance with its terms by appropriate legal remedy;

(d)	none of the following has occurred and is subsisting, or is threatened, in relation to the SPL Guarantor:

(i)	an application or order made, proceeding commenced, resolution passed or proposed in a notice of meeting, petition presented, meeting convened or other step taken for:

(A)	the winding up, dissolution, bankruptcy or administration of the SPL Guarantor; or

(B)	the SPL Guarantor entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them;

(ii)	the SPL Guarantor:

(A)	being (or being taken to be under applicable legislation) unable to pay its debts as and when they fall due; or

(B)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts; or

(iii)	the appointment of an administrator, receiver, receiver and manager, liquidator, provisional liquidator or similar person to the SPL Guarantor or any of its assets;

(e)	this Agreement does not conflict with or result in the breach of or default under any provision of its constitution or any material term or provision of any agreement, deed, writ, order or injunction, judgment or Law to which it is a party or a subject or by which it is bound.

12.	Release of Guarantees

12.1	Parties to procure – Sellers’ Guarantees

The Sellers and the Buyer must use reasonable endeavours to procure the release of the Sellers and their Related Entities (as appropriate) from any Sellers’ Guarantees with effect from Completion, including the Buyer (or a Related Entity of the Buyer) providing substitute guarantees (other than personal guarantees), deposits or other securities reasonably required by any Third Party whose consent to the release is required.

12.2	Buyer’s obligations

If, in respect of a Sellers’ Guarantee, a Seller or any of its Related Entities is not released from liability with effect from Completion, then the Buyer must:

(a)	together with that Seller, continue to use reasonable endeavours to secure that release as soon as possible;

(b)	in respect of the period from Completion until the release is obtained, observe and perform the obligations of the Company under that Sellers’ Guarantee as if the Buyer had been named as the guarantor in that Sellers’ Guarantee; and

(c)	pay that Seller an amount equal to any Liability that that Seller pays, suffers, incurs or is liable for under or in relation to that Seller Guarantee after Completion

12.3	Parties to procure – Subsidiary Guarantees

(a)	Before Completion the Seller and the Buyer must take all reasonable steps to ensure that, effective from Completion, each Group Company is released from any actual, contingent or accrued liabilities under a Subsidiary Guarantee given by it. For the purposes of this clause 12.3, ‘reasonable steps’ includes the Seller or (at the request of the relevant Third Party) another Seller Group Member providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Subsidiary Guarantee.

(b)	If a Group Company has not been released from a Subsidiary Guarantee in accordance with clause 12.3(a) by Completion, the Seller must pay the Buyer an amount equal to any Liability that the Group Company pays, suffers, incurs or is liable for under or in relation to that Subsidiary Guarantee after Completion.

13.	Assistance in relation to change of control and lease assignments

13.1	Consent to assignment

(a)	The parties acknowledge that the Sellers and the Company are currently seeking an assignment of the following Property Leases from Pharmasave and Central Healthcare to APL:

(i)	Seven Hills, New South Wales;

(ii)	Suite 3, Chessell Street, South Melbourne, Victoria; and

(iii)	280 City Road, Southbank, Victoria,

(each a Required Assignment).

(b)	The Sellers must each use reasonable endeavours to deliver the Required Assignment on Completion.

(c)	If a Required Assignment has not been delivered on or before Completion, then from the Completion Date until the Required Assignment is obtained, the Sellers must continue to use best endeavours to obtain, and procure that Pharmasave and Central Healthcare obtain, the Required Assignment as soon as possible.

13.2	Consent of other persons

If any Equipment Lease, Key Contract or Property Lease (excluding the Consent Contracts) requires the consent (Required Consent) of the relevant lessor, licensor or counterparty (each a Contract Party) as a consequence of the sale or proposed sale of the Shares to the Buyer, then:

(a)	the Sellers and the Buyer must each use their reasonable endeavours to obtain the Required Consent on Completion; and

(b)	the Buyer must not delay or fail to complete the purchase of the Shares if a Required Consent has not been obtained on or before Completion.

13.3	Where consents not obtained

If a Required Consent has not been obtained on or before Completion in respect of a contract or other commitment referred to in clause 13.2(a) or 13.2(b) (Relevant Contract), then from the Completion Date until the Required Consent is obtained, and to the fullest extent permitted by the terms of the Relevant Contract:

(a)	the Sellers and the Buyer must each continue to use their reasonable endeavours to obtain the Required Consent as soon as possible; and

(b)	the Buyer must indemnify the Sellers against any Claim or Liability that may be suffered or incurred by the Sellers arising out of a breach of any Relevant Contract by the Buyer or a Group Company after Completion (other than in relation to failing to obtain the Required Consent).

13.4	Third party costs

Nothing in this clause 13 requires the Sellers to pay or incur any costs or expenses of any Third Party, including a Contract Party, other than a Related Entity of any of the Sellers.

14.	Interest on overdue payments

14.1	Payment of default interest

If a party fails to pay on the due date any amount that the party is obliged to pay under this Agreement, the party must pay interest on that amount. The interest:

(a)	must be paid on written demand given to that party by the party to whom the amount is payable;

(b)	is calculated from and including the day on which it falls due to but excluding the day on which it is paid in full, at the rate referred to in clause 14.1(c); and

(c)	accrues each day at the Prescribed Rate.

14.2	Other rights not affected

A party’s right to require payment of interest under clause 14.1 does not affect any other rights or remedies it may have in respect of a failure to pay an amount due under this Agreement.

15.	Public announcements

15.1	Making announcements

Prior to Completion, a party must not make, or authorise or cause to be made, any public announcement relating to the negotiations between the parties or the subject matter of this Agreement unless:

(a)	it has the prior written consent of each other party; or

(b)	it is required to do so by Law or by the rules of any Financial Market to which a party, or a Related Body Corporate of a party, is subject.

15.2	Requirements

If a party is required to make a public announcement under clause 15.1(b), it must before doing so, to the extent practicable and as soon as reasonably possible:

(a)	notify each other party of the proposed announcement;

(b)	consult with each other party as to its content; and

(c)	use reasonable endeavours to consider any reasonable request by any other party concerning the proposed announcement.

16.	Confidentiality

16.1	Obligations of confidentiality

Subject to clauses 16.2 and 16.3, the Receiving Party must:

(a)	keep the Confidential Information confidential and not directly or indirectly disclose, divulge or communicate any Confidential Information to, or otherwise place any Confidential Information at the disposal of, any other person without the prior written approval of the Disclosing Party;

(b)	take all reasonable steps to secure and keep secure all Confidential Information coming into its possession or control;

(c)	not memorise, use, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance by the Receiving Party of its obligations under this Agreement; and

(d)	take all reasonable steps to ensure that any person to whom the Receiving Party is permitted to disclose Confidential Information under clause 16.3 complies at all times with the terms of this clause 16 as if that person were a Receiving Party.

16.2	Exceptions

The obligations of confidentiality under clause 16.1 do not apply to:

(a)	any Confidential Information that:

(i)	is disclosed to the Receiving Party by a Third Party entitled to do so and not in breach of any other obligation of confidentiality, whether before or after the Completion Date;

(ii)	was already lawfully in the Receiving Party’s (except where the ‘Receiving Party’ is either of the Sellers in accordance with clause 16.6(a)) possession when it was given to the Receiving Party and was not otherwise acquired from the Disclosing Party directly or indirectly; or

(iii)	is generally available to the public at the Completion Date or subsequently becomes so available other than by reason of a breach of this Agreement; or

(b)	any disclosure of Confidential Information by the Receiving Party that is required by Law or the rules of any Financial Market to which a party, or a Related Body Corporate of a party, is subject if, to the extent practicable and as soon as reasonably possible, the Receiving Party:

(i)	notifies the Disclosing Party of the proposed disclosure;

(ii)	consults with the Disclosing Party as to its content; and

(iii)	uses reasonable endeavours to comply with any reasonable request by the Disclosing Party concerning the proposed disclosure.

16.3	Authorised disclosure

A Receiving Party may disclose Confidential Information to any Related Entity, employee, agent, contractor, officer, professional adviser, banker, auditor or other consultant of the Receiving Party (each a Recipient) only if the disclosure is made to the Recipient strictly on a “need to know basis” and, before the disclosure:

(a)	the Receiving Party notifies the Recipient of the confidential nature of the Confidential Information to be disclosed;

(b)	the Recipient undertakes to the Receiving Party (for the benefit of the Disclosing Party) to be bound by the obligations in this clause 16 as if the Recipient were a Receiving Party in relation to the Confidential Information to be disclosed to the Recipient; and

(c)	if requested to do so by the Disclosing Party, the Recipient signs an undertaking or deed in a form acceptable to the Disclosing Party (and for the benefit of the Disclosing Party) agreeing to be bound by the obligations in this clause 16 as if it were a Receiving Party in relation to the Confidential Information to be disclosed to the Recipient.

16.4	Return or destruction of Confidential Information

Immediately on the written request of the Disclosing Party a Receiving Party must:

(a)	cease the use of all Confidential Information of or relating to the Disclosing Party (or any Related Entity of the Disclosing Party);

(b)	deliver to the Disclosing Party all documents and other materials in its possession or control containing, recording or constituting that Confidential Information or, at the option of the Disclosing Party, destroy, and certify to the Disclosing Party that it has destroyed, those documents and materials; and

(c)	for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored.

16.5	Liability for breach by Recipient

The Receiving Party is liable for any breach of this clause 16 by a Recipient as if the Recipient were a Receiving Party in relation to the Confidential Information disclosed to the Recipient.

16.6	Post Completion

On and from Completion:

(a)	all Information in the possession or control of the Sellers or a Seller Group Member relating to or in any way connected with a Group Company will be deemed to be “Confidential Information” of or relating to the Buyer for the purposes of this clause 16 and the Sellers must and must procure that each Seller Group Member complies with the provisions of this clause 16 as if the Sellers were a “Receiving Party” of that Confidential Information; and

(b)	the Buyer may make use of the Confidential Information of or relating to a Group Company as it sees fit and without restriction under this Agreement.

17.	Restrictive covenant

17.1	Restrictions

Each Seller, the SPL Guarantor and Mr Bastas must not (and must procure that its Affiliates do not), in any capacity including on its own account or as a member, shareholder, unitholder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, associate, representative or financier or in any other way or by any other means:

(a)	during the period specified in clause 17.2 (Restraint Period); and

(b)	in the area specified in clause 17.3 (Restraint Area),

either:

(c)	participate in, be interested in, assist with or otherwise be directly or indirectly involved, engaged, concerned or interested in a business, activity or operation that is the same as, substantially similar to, or competitive with, the Business or any material part of it;

(d)	solicit any person who is at Completion an employee of any Group Company, to leave the employment of that Group Company (although nothing in this clause is intended to restrict the ability of the Sellers or their Affiliates from hiring any former employee of a Group Company that approaches a Seller or their Affiliate after they have left such employment); or

(e)	approach any person whom they are aware is a customer of or client of any Group Company at Completion for the purpose of persuading that person to cease doing business with the Group Company or reduce the amount of business that the customer or client would normally do with the Group Company.

17.2	Restraint Period

The period referred to in clause 17.1 is each of the following periods separately:

(a)	3 years from the Completion Date;

(b)	2 years from the Completion Date;

(c)	1 year from the Completion Date; and

(d)	6 months from the Completion Date.

17.3	Restraint Area

The area referred to in clause 17.1 is each of the following areas separately:

(a)	Australia, Singapore, Malaysia and Hong Kong;

(b)	Australia, Singapore and Malaysia;

(c)	Australia and Singapore; and

(d)	Australia.

17.4	Permitted involvement

Nothing in this clause 17 prevents:

(a)	any of the Sellers, the SPL Guarantor or Mr Bastas (or their respective Affiliates) holding in aggregate less than 5% of the issued shares of a body corporate, or interests in a registered managed investment scheme, included on the official list of a Financial Market;

(b)	any of the Sellers, the SPL Guarantor or Mr Bastas (or their respective Affiliates) either directly or indirectly from continuing to conduct the business of:

(i)	Central Healthcare: comprising the provision of pre-wholesaling, wholesaling, distribution and logistics services for pharmaceutical and healthcare products in Australia;

(ii)	Agila Specialties: comprising the global development, manufacturing, distribution, marketing and sale of speciality pharmaceutical products including domains of injectibles, betalactums, cephalosporins, penems, oncology products, ophthalmology products and bio-pharmaceuticals;

(iii)	Strides Pharma Australia Pty Ltd: comprising the procurement of marketing authorisations for and supply of pharmaceutical products to meet the contractual obligations of SPL under the Pfizer Agreement; and/or

(iv)	the SPL Guarantor only: comprising the global development, manufacturing, sale and marketing of pharmaceutical products for sale to other pharmaceutical companies, provided that the SPL Guarantor must not solicit or approach any customer of the Group as at the Completion Date on the same terms as the prohibition is set out in clause 17.1(e) of this Agreement; and

(c)	any of the Sellers, the SPL Guarantor or Mr Bastas (or their Affiliates) either directly or indirectly providing services of the same or substantially similar nature as the services currently provided by Pharmasave (being collective buying group services, banner services, marketing and business consultancy services to pharmacies).

17.5	Independence of restrictions

Each:

(a)	covenant in clause 17.1;

(b)	paragraph of the Restraint Period definition in clause 17.2; and

(c)	paragraph of the Restraint Area definition in clause 17.3,

is a separate and independent covenant of each Seller, SPL Guarantor and Mr Bastas. They can be combined and each combination is a separate covenant and restriction, although they are cumulative in effect.

17.6	Reasonableness of restraint

Each Seller, SPL Guarantor and Mr Bastas each acknowledge that each of the restrictions imposed by this clause 17:

(a)	is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement; and

(b)	extends no further, in any respect, than is reasonably necessary and is solely for the protection of the Buyer and the Group in respect of the goodwill of the Business.

18.	Dispute resolution

18.1	Delivering a dispute notice

Except for a dispute in connection with the Completion Accounts, if any dispute arises between any 2 or more of the parties arising out of, or in connection with, this Agreement, including its construction, effect, the rights and obligations of the parties, the performance or breach of this Agreement, the entitlement of any party to damages or compensation (whether for breach of contract, tort or any other cause of action) or the amount of that entitlement (Dispute), the party claiming that a Dispute has arisen must deliver to the other parties a notice containing particulars of the Dispute (Dispute Notice).

18.2	Parties must negotiate

During the period of 10 Business Days after delivery of the Dispute Notice, or any longer period agreed in writing by the parties to the Dispute (Initial Period), each of the parties must use its reasonable endeavours and act in good faith to resolve the Dispute by discussion and negotiation.

18.3	Resolution by managing directors

If the parties are unable to resolve the Dispute within the Initial Period, the Dispute must be referred to the respective managing directors (or their nominees) of the parties. The parties must ensure that their respective managing directors (or their nominees):

(a)	have authority to negotiate and, if appropriate, enter into a binding agreement on behalf of the relevant party;

(b)	meet promptly (and in any event within 3 Business Days) after the matter is referred to them; and

(c)	use their reasonable endeavours and act in good faith to resolve the matter within 5 Business Days after the matter is referred to them or any longer period agreed in writing by the parties to the Dispute.

18.4	Other proceedings

A party may not commence court proceedings in respect of a Dispute unless it has complied with this clause 18 and until the procedures in this clause 18 have been followed in full, except where:

(a)	the party seeks injunctive relief in relation to a Dispute from an appropriate court; or

(b)	following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

19.	Party as trustee

19.1	Capacity

If any party (Trustee) enters into this Agreement in the capacity as trustee of any trust (Trust) under any trust deed, deed of settlement or other instrument (Trust Deed), and whether or not any other party has notice of the Trust, then the Trustee enters into this Agreement only in its capacity trustee of the Trust.

19.2	Trustee’s warranties

The Trustee represents and warrants that:

(a)	it is the only trustee of the Trust and no action has been taken or is proposed to remove it as trustee of the Trust;

(b)	the Trustee has power under the Trust Deed and, in the case of a corporation, under its constitution, to enter into and execute this Agreement and to perform the obligations imposed under this Agreement as trustee;

(c)	all necessary resolutions have been passed as required by the Trust Deed and, in the case of a corporate Trustee, by its constitution, in order to make this Agreement fully binding on the Trustee;

(d)	the execution of this Agreement is for the benefit of the Trust;

(e)	the Trustee is not, and has never been, in default under the Trust Deed; and

(f)	it has a right to be fully indemnified out of the Trust assets in respect of obligations incurred by it under this Agreement and the assets of the Trust are sufficient to satisfy that right of indemnity.

20.	Guarantee and indemnity

20.1	Limitations

For the avoidance of doubt, all limitations on Claims against SPL including those set out in clauses 9.5 and 9.6 will be deemed to apply to Claims against the SPL Guarantor under this clause 20.

20.2	Guarantee

The SPL Guarantor unconditionally and irrevocably guarantees to the Buyer SPL’s obligations under this Agreement to make any payments under this Agreement.

20.3	Indemnity

The SPL Guarantor indemnifies and must keep indemnified the Buyer against all Claims or Liability (including reasonable legal costs on a full indemnity basis) that may be brought against the Buyer or which the Buyer may pay, sustain or incur as a direct or indirect result of non-payments of amounts due under this Agreement by SPL.

20.4	Continuing obligation

The guarantee and indemnity given under this clause 20 is a continuing obligation which:

(a)	continues after Completion and after the parties’ other obligations under this Agreement terminate; and

(b)	is not discharged by any one payment.

20.5	Obligations and rights not affected by certain matters

The SPL Guarantor’s obligations and the Buyer’s rights under this Guarantee and Indemnity are not affected by anything which might otherwise affect them at Law including:

(a)	any concession (such as extra time) being given to any person, including the SPL Guarantor or the Buyer;

(b)	the Buyer’s failure or delay in taking action or asserting a right, or any other act, omission or mistake by the Buyer;

(c)	the novation of a right of the Buyer;

(d)	this Agreement (or any agreement entered into in order to perform this Agreement) being varied; or

(e)	an obligation or liability of a person other than the SPL Guarantor being invalid or unenforceable.

20.6	Reinstating rights

If a Claim is made (such as a Claim under the Law relating to insolvency) that a payment or transfer to the Buyer in connection with this Agreement is void or voidable and that Claim is upheld, conceded or compromised, then the Buyer is immediately entitled to the rights the Buyer had against the SPL Guarantor before the payment or transfer was made.

21.	GST

21.1	Definitions

In this clause 21:

(a)	the expressions Consideration, GST, Input Tax Credit, Recipient, Supply, Tax Invoice and Taxable Supply have the meanings given to those expressions in the A New Tax System (Goods and Services Tax) Act 1999 (GST Act); and

(b)	Supplier means any party treated by the GST Act as making a Supply under this Agreement.

21.2	Consideration is GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or Consideration to be provided under or in accordance with this Agreement are exclusive of GST.

21.3	Payment of GST

(a)	If GST is imposed on any Supply made under or in accordance with this Agreement, the Recipient of the Taxable Supply must pay to the Supplier an additional amount equal to the GST payable on or for the Taxable Supply, subject to the Recipient receiving a valid Tax Invoice in respect of the Supply at or before the time of payment.

(b)	Payment of the additional amount must be made at the same time as payment for the Taxable Supply is required to be made in accordance with this Agreement.

21.4	Reimbursement of expenses

If this Agreement requires a party (the First Party) to pay for, reimburse, set off or contribute to any expense, loss or outgoing (Reimbursable Expense) suffered or incurred by the other party (the Other Party), the amount required to be paid, reimbursed, set off or contributed by the First Party will be the sum of:

(a)	the amount of the Reimbursable Expense net of Input Tax Credits (if any) to which the Other Party is entitled in respect of the Reimbursable Expense (Net Amount); and

(b)	if the Other Party’s recovery from the First Party is a Taxable Supply, any GST payable in respect of that Supply,

such that after the Other Party meets the GST liability, it retains the Net Amount.

22.	General

22.1	Nature of obligations

(a)	Except where expressly stated otherwise, any provision in this Agreement which binds more than one person binds each of those persons severally.

(b)	Each obligation imposed on a party by this Agreement in favour of another is a separate obligation.

22.2	Time of the essence

In this Agreement, time is of the essence unless otherwise stipulated.

22.3	Entire understanding

(a)	This Agreement contains the entire understanding between the parties concerning the subject matter of the Agreement and supersedes, terminates and replaces all prior agreements and communications between the parties.

(b)	Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this Agreement.

22.4	Survival of obligations

Despite any other provision of this Agreement, any indemnity or obligation of confidence under this Agreement survives Completion including clauses 1 (Definitions and interpretation), 14 (Interest on payments), 15 (Public announcements), 16 (Confidentiality), 17 (Restrictive covenant), 20 (SPL Guarantee and Indemnity) and 22 (General).

22.5	No adverse construction

This Agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

22.6	Further assurances

A party, at its own expense (unless otherwise provided in this Agreement) and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Agreement.

22.7	Waiver

(a)	A provision of, or a right, discretion or authority created under, this Agreement may not be waived except in writing signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this Agreement does not result in a waiver of that right, power, authority, discretion or remedy.

22.8	Severability

Any provision of this Agreement which is invalid in any jurisdiction must in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	be severed from this Agreement in any other case,

without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.

22.9	Successors and assigns

This Agreement binds and benefits the parties and their respective successors and permitted assigns under clause 22.10.

22.10	No assignment

(a)	Subject to clause 22.10(b), a party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of each other party.

(b)	The Buyer may without the prior written consent of each other party, assign or otherwise transfer the benefit of this Agreement (including the benefit of warranties and indemnities) to any Related Body Corporate of the Buyer to whom the Shares are transferred after Completion.

22.11	Consents and approvals

Where anything depends on the consent or approval of a party then, unless this Agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

22.12	No variation

This Agreement cannot be amended or varied except in writing signed by the parties.

22.13	Costs

Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement.

22.14	Duty

(a)	Any duty (including related interest or penalties) payable in respect of this Agreement or any instrument created in connection with it must be paid by the Buyer.

(b)	The Buyer undertakes to keep the Sellers indemnified against all liability relating to the duty, fines and penalties.

22.15	Governing law and arbitration

(a)	This Agreement is governed by and must be construed in accordance with the law of Victoria, Australia.

(b)	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(c)	The parties agree that any arbitration commenced pursuant to this clause shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules.

(d)	The number of arbitrators shall be 1 unless either party gives notice in writing, not later than 14 days after receipt by the Respondent of the Notice of Arbitration, that it wishes the number of arbitrators shall be 3 and in which event clause 22.15(e) shall apply.

(e)	Upon a party specifying that the number of arbitrators shall be 3, each party shall nominate one arbitrator within 14 days of the notice in clause 22.15(d) above, and the two arbitrators nominated by the parties (or by the Chairman pursuant to the SIAC Rules as the case may be) shall within 30 days of the appointment of the second arbitrator agree upon a third arbitrator who shall act as the presiding arbitrator. If the third arbitrator has not been agreed within this time period, the third arbitrator shall be appointed by the Chairman.

(f)	The language of the arbitration shall be English.

(g)	The parties agree to exclude (for the avoidance of any doubt) the applicability of the provisions of Part I of the Indian Arbitration and Conciliation Act 1996 to any arbitration under this Clause, save and except that they agree to apply Section 9 and Section 27 thereof.

22.16	Notices

Any notice or other communication to or by a party under this Agreement:

(a)	may be given by personal service, post, facsimile or email;

(b)	must be in writing, legible and in English addressed (depending on the manner in which it is given) as shown below:

(i)	If to the Sellers, the SPL Guarantor, Mr Bastas or (before Completion) the Group Companies:

Address:	Level 14, 440 Collins Street, Melbourne, Victoria, Australia
Attention:	Dennis Bastas
Facsimile:	+61 3 8677 6666
Email:	Dennis@Bastas.com

And to:

SPL and SPL Guarantor

Address:	Strides House, Bilehahalli, Bannerghatta Road, Bangalore 560076, India
Attention:	Manish Gupta (CFO)
Facsimile:	+91 96865 92005
Email:	manish.gupta@stridesarco.com

And with a copy to:

Herbert Smith LLP

Address:	Exchange House, Primrose Street, London EC2A 2HS, United Kingdom
Attention:	Alan Montgomery and Marc Perkins
Facsimile:	+44 20 7374 0888
Email:	alan.montgomery@herbertsmith.com and marc.perkins@herbertsmith.com

(ii)	If to the Buyer or (after Completion) the Company:

Address:	Morris Corporate Centre III, 400 Interpace Parkway, Parsippany, New Jersey, USA 07054
Attention:	Vice President –Corporate Business Development
Email:	Sig.Kirk@watson.com

And with a copy to:

Address:	Morris Corporate Centre III, 400 Interpace Parkway, Parsippany, New Jersey, USA 07054
Attention:	General Counsel
Email:	David.Buchen@watson.com

or to any other address last notified by the party to the sender by notice given in accordance with this clause;

(c)	in the case of a corporation, must be signed by an officer or authorised representative of the sender or in accordance with section 127 of the Corporations Act; and

(d)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if posted, 2 Business Days (or 6, if addressed outside Australia) after the date of posting to the addressee whether delivered or not;

(iii)	if sent by facsimile transmission, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause; or

(iv)	if sent by email, on the date and time at which it enters the addressee’s information system (as shown in a confirmation of delivery report from the sender’s information system, which indicates that the email was sent to the email address of the addressee notified for the purposes of this clause), but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time), it is deemed to have been received at 9.00 am on the next Business Day.

22.17	Counterparts

If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

22.18	Conflicting provisions

If there is any conflict between the main body of this Agreement and any schedules or annexures comprising it, then the provisions of the main body of this Agreement prevail.

22.19	Non merger

A term or condition of, or act done in connection with, this Agreement does not operate as a merger of any of the rights or remedies of the parties under this Agreement and those rights and remedies continue unchanged.

22.20	Operation of indemnities

Unless this Agreement expressly provides otherwise:

(a)	each indemnity in this Agreement survives Completion; and

(b)	a party may recover a payment under an indemnity in this Agreement in respect of a Liability before it makes the payment in respect of which the indemnity is given, provided that the Liability in respect of which payment is sought is not contingent or prospective.

22.21	No right of set-off

Unless this Agreement expressly provides otherwise, a party has no right of set-off against a payment due to another party.

22.22	Relationship of parties

Unless this Agreement expressly provides otherwise, nothing in this Agreement may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

22.23	Benefits held on trust

(a)	The Company holds the benefit of each indemnity, promise and obligation in this Agreement expressed to be for the benefit of a Group Company that is not a party to this Agreement, on trust for that Group Company.

(b)	Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a Third Party, no person other than the Buyer and the Sellers, has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this Agreement.

22.24	Indemnity for Deed of Cross Guarantee

The Sellers hereby agree to indemnify the Buyer and the Company for any Liability incurred by the Buyer or the Group in relation to:

(a)	the preparation, audit and lodgement of statutory reports for the Group Companies incorporated in Australia for financial years prior to Completion (including any Liability incurred by the Group preparing, auditing or lodging any such accounts as a result of a Group Company’s failure to do so in accordance with its obligations under the Corporations Act); and

(b)	Central Healthcare and Pharmasave pursuant to the deed of cross guarantee dated 16 February 2011 between the Company and the Group Companies incorporated in Australia.

22.25	Pharmacy loans

(a)	The parties acknowledge that APL (as lender) is party to:

(i)	a loan agreement dated 27 August 2010 with Greystanes NSW Pharmacy Pty Limited and Steven Laptak Kong (together, as borrowers); and

(ii)	a loan agreement (undated) with Paul Halabi, J.A. Amerena and P.D. Halabi (together, as borrowers),

(together the Pharmacy Loans) and that all monies received by the Company in respect of the Loans will be transferred to the Sellers.

(b)	The Buyer and the Company agree to use reasonable endeavours to collect the monies owing to APL under the Pharmacy Loans and pay these to the Sellers.

(c)	All amounts remitted from the Buyer to the Seller post the Completion Date for the settlement of the Pharmacy Loans will be net of tax, if any, imposed on the Buyer as a result of making such payments to the Seller.

22.26	Excluded Business

(a)	The parties acknowledge that:

(i)	the SPL Guarantor, the Group and each of Aspen, Sigma and Sandoz (“SPL Customers”) are party to arrangements under which the SPL Guarantor supplies products to the Group for onward sale to the SPL Customers and the Group collects Revenue on account of the SPL Guarantor; and

(ii)	The conversion of the Excluded Working Capital balances at the Completion Date into cash is for the benefit of the SPL Guarantor.

(b)	The Buyer and the Company will use reasonable endeavours to convert the Excluded Working Capital at the Completion Date into cash provided always that the Buyer has no credit or collection risk for such amounts and will remit cash to the SPL Guarantor in accordance with the below.

(c)	All amounts remitted from the Buyer to the SPL Guarantor post the Completion Date for Excluded Working Capital will be net of tax, if any, imposed on the Buyer as a result of making such payments to the SPL Guarantor. Further, to the extent the ultimate settlement of the Excluded Working Capital is not sufficient to settle the trade creditors balance within Excluded Working Capital; such shortfall would be funded by the SPL Guarantor. Buyer will only make payments to the SPL Guarantor after the proceeds from the collection of the trade debtors balance within Excluded Working Capital is sufficient to settle the trade creditors balance within Excluded Working Capital in its entirety.

(d)	In this clause:

Aspen means Aspen Pharmaceutical Limited;

Excluded Business means arrangements under which the SPL Guarantor, the Group and the SPL Customers under which the SPL Guarantor supplies products to the Group for onward sale to the SPL Customers and the Group collects Revenue on account of the SPL Guarantor; and

Excluded Working Capital means the trade debtors, trade creditors and inventory generated under the activity of the Excluded Business as measured at the Completion Date. The Excluded Working Capital as illustrated as at 31 December 2011 is included in Part C of Annexure 1 to Schedule 11;

Sandoz means Sandoz Australia Pty Ltd; and

Sigma means Sigma Pharmaceuticals Limited.

22.27	Related Party Loans

(a)	The Buyer must ensure that all monies received by a Group Company in respect of amounts payable under a Related Party Loan owing to any Group Company by any Related Entity of a Seller, are paid to the Sellers in their Respective Proportions as soon as reasonably practicable after receipt.

(b)	All amounts remitted from the Buyer to the Seller post the Completion Date for the settlement of the Related Party Loans will be net of tax, if any, imposed on the Buyer as a result of making such payments to the Seller.

22.28	Executive Option Plans

(a)	The parties agree and acknowledge that the Sellers have:

(i)	calculated the amounts agreed to be paid to the Participating Executives under each Deed of Termination and Release; and

(ii)	have based their calculations on the amounts that each Participating Executive would have been entitled to be paid under the Executive Option Plans if the “Drag Along Rights” under each plan had been exercised by the Company.

(b)	The Sellers indemnify and hold harmless the Buyer and the Company against all Liability incurred by the Buyer or the Group in relation to any Claim by a Participating Executive in connection with the Executive Option Plans (including but not limited to Claims for any amounts paid or payable in connection with the termination of any option pursuant to the Deed of Termination and Release and this Agreement).

22.29	Payments under this Agreement

The parties agree that, save as otherwise provided in this Agreement any payments to be made to any party shall be paid into an account nominated by that party.

Schedule 1 – The Sellers’ Warranties

(Clause 8)

1.	SPL’s authority to sell

(a)	The execution, delivery and performance by the SPL of this Agreement:

(i)	complies with its constitution or other constituent documents; and

(ii)	does not constitute a breach of any Law or obligation, or cause or result in a default under any agreement, or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this Agreement.

(b)	SPL is the registered holder and beneficial owner of the Shares set out in item 1 of Part 1 of Schedule 1 (SPL Shares).

(c)	The SPL Shares are not subject to any Encumbrance in favour of any person or company.

(d)	SPL is validly existing under the Law of its place of incorporation.

(e)	SPL has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

(f)	SPL has taken all necessary action to authorise its entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

(g)	The obligations of SPL under this Agreement are valid and binding and enforceable against SPL in accordance with its terms.

(h)	SPL has not gone into liquidation, passed a winding up resolution, received a deregistration notice nor applied for deregistration.

(i)	No application for winding up SPL has been presented or threatened.

(j)	No writ of execution has been issued against SPL.

(k)	No receiver, receiver and manager, voluntary administrator or any other form of administrator in insolvency has been appointed to SPL.

(l)	SPL or its Affiliates have not committed any act of bankruptcy nor become bankrupt.

(m)	There are no Claims pending or threatened against SPL or to its knowledge by, against or involving any person which may materially hinder or prohibit the sale and purchase of the Shares in accordance with this Agreement.

(n)	SPL enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

2.	I-Investments’ authority to sell

(a)	The execution, delivery and performance by I-Investments of this Agreement:

(i)	complies with its constitution or other constituent documents; and

(ii)	does not constitute a breach of any Law or obligation, or cause or result in a default under any agreement, or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this Agreement.

(b)	I-Investments is the registered holder and legal holder of the Shares set out in item 2 of Part 1 of Schedule 1 (I-Investments Shares) as trustee for the DGA Bastas Family Trust.

(c)	The I-Investments Shares are not subject to any Encumbrance in favour of any person or company.

(d)	I-Investments is validly existing under the Law of its place of incorporation.

(e)	I-Investments has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

(f)	I-Investments has taken all necessary action to authorise its entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

(g)	The obligations of I-Investments under this Agreement are valid and binding and enforceable against I-Investments in accordance with its terms.

(h)	I-Investments has not gone into liquidation, passed a winding up resolution, received a deregistration notice nor applied for deregistration.

(i)	No application for winding up I-Investments has been presented or threatened.

(j)	No writ of execution has been issued against I-Investments.

(k)	No receiver, receiver and manager, voluntary administrator or any other form of administrator in insolvency has been appointed to I-Investments.

(l)	I-Investments or its Affiliates have not committed any act of bankruptcy nor become bankrupt.

(m)	There are no Claims pending or threatened against I-Investments or to its knowledge by, against or involving any person which may have a materially hinder or prohibit the sale and purchase of the Shares in accordance with this Agreement.

3.	The Group Companies

(a)	Each Group Company has full corporate power to own its properties, assets and business and to carry on its respective businesses as now conducted.

(b)	No Group Company holds or beneficially owns shares or other securities in the capital of another corporation, other than as set out in Schedule 1.

(c)	No Group Company is liable for any obligations of a company which is not a Group Company.

(d)	No Group Company has bought or agreed to buy any securities in another corporation.

(e)	No Group Company is, or has agreed to become, a member of any partnership, unincorporated association, joint venture or consortium.

(f)	No meeting has been convened, resolution proposed, petition presented or order made for the winding up of any Group Company and no receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any Group Company or any part of its undertaking or assets.

(g)	The shares held by the Company in each member of the Group (as appropriate) are not subject to any Encumbrance in favour of any person or company.

(h)	The Shares:

(i)	as set out in Part 1 of Schedule 1, comprise all of the share capital of the Company;

(ii)	are held as set out in Part 1 of Schedule 1.

(i)	The Company is the holder of all the shares in (or the ultimate holding company of) each member of the Group and the shares in each Group Company:

(i)	as set out in Part 2 of Schedule 1 comprise all of the share capital of the relevant Group Company;

(ii)	are held as set out in Part 2 of Schedule 1.

(j)	For each Group Company:

(i)	at Completion all of its shares will be free and clear of all Encumbrances;

(ii)	its shares can be sold and transferred free of any pre-emptive rights or rights of first refusal;

(iii)	its shares have been validly issued, are fully paid and no money is owing in respect of them;

(iv)	it is not under an obligation to issue, and no person has the right to call for the issue or transfer of, any shares or other securities in it at any time;

(v)	it has not issued securities with conversion rights to shares or securities in it and there are no agreements or arrangements under which options or convertible notes have been issued by it; and

(vi)	there are no voting agreements or arrangements with respect to its shares.

(k)	The Company enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

(l)	No Group Company is a trustee of a trust.

4.	Accounts

(a)	The Accounts disclose a true and fair view of the affairs, financial position and assets and liabilities of the Group as at the Accounts Date and of the income, expenses, results of operations and cash flow of the Group for the financial year ended on the Accounts Date.

(b)	The Accounts were prepared:

(i)	in accordance with the Accounting Standards, the requirements of the Corporations Act and all other applicable Law;

(ii)	in the manner described in the notes to them; and

(iii)	on a basis consistent with the Audited financial statements of the Group for the financial year preceding the financial year ended on the Accounts Date.

(c)	Since the Accounts Date, the Business has been conducted in all material respects in the ordinary and usual course of business, other than for:

(i)	the transactions contemplated by this Agreement; and

(ii)	the transactions completed under the scheme of arrangement and capital reduction (by share buyback) completed in May-June 2011, details of which have been provided in the Disclosure Materials.

5.	Management Accounts

(a)	The Management Accounts:

(i)	have been prepared using the same estimation techniques and accounting policies as those adopted in preparing the Accounts; and

(ii)	have been properly and carefully prepared and are not misleading.

(b)	The Management Accounts show with reasonable accuracy the state of affairs, financial position, assets and liabilities and profit and loss of the Company as at and for the period in respect of which the Management Accounts have been prepared.

6.	No changes since 30 June 2011

Since 30 June 2011:

(a)	no dividend or distribution of capital or income has been declared, made or paid in respect of any capital of the Group, whether of cash, specific assets or otherwise; and

(b)	except in the ordinary course of the Business, the Group has not borrowed money, increased the amount of existing borrowings or drawn on any credit lines other than under existing credit facilities.

7.	Liabilities and commitments

Except as specified in Schedule 2, no Group Company has granted or created any Encumbrance over the Shares or any of its assets.

8.	Records

(a)	all accounts, books, ledgers and financial records of each Group Company:

(i)	have been properly maintained;

(ii)	so far as the Sellers are aware, do not contain or reflect any material inaccuracies or material discrepancies;

(iii)	are in the possession and unqualified control of the Group Company; and

(iv)	for employee records, contain adequate and suitable records regarding the service of each of the employees;

(b)	no Group Company has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by law to maintain; and

(c)	all documents required to be filed with ASIC (or equivalent body within the relevant Group Company’s place of incorporation) by any Group Company under any relevant legislation have been duly filed where failure to do so would prejudice the conduct of the Business as carried on at Completion or the continuity of its licences.

9.	Taxation

(a)	All Tax and other revenue returns, and business activity statements (Returns) lodged by the Company and each Group Company:

(i)	have been lodged by the due date for filing those Returns;

(ii)	have been made taking reasonable care;

(iii)	disclose all material facts required to be disclosed under any Tax Law; and

(iv)	are not misleading in any material particular.

(b)	All assessments, whether original or amended, made by a Government Agency and all Returns accurately reflect any actual, contingent or prospective Liability for Tax of the Company and each Group Company for the period to which the assessment or Return relates.

(c)	All notices and elections required to be given or made have been given or made and support the position taken in the Returns.

(d)	The Company and each Group Company is not involved in any audit, review or investigation of any of its Returns and there are no outstanding disputes, questions or demands as between the Company and each Group Company and any Government Agency relating to a Tax matter.

(e)	The Company and each Group Company has not acted otherwise than in accordance with any advance opinion or private binding ruling issued to it by any Government Agency.

(f)	The Company and each Group Company has taken “reasonable care” and adopted “reasonably arguable positions” (within the meaning of those terms in the Tax Act) in relation to its liability to pay Tax.

(g)	All amounts of Tax required by Law to be deducted by the Company or any of the Group Companies from the salary or wages of employees have been deducted and remitted to the relevant Government Agency within the time allowed by the relevant Tax Law.

(h)	Any withholding Tax that is required to be withheld from any payment made by the Company or any of the Group Companies has been duly withheld and remitted to the relevant Government Agency.

(i)	The Company is the Head Company of the Company’s Consolidated Group.

(j)	Neither the Company nor any Group Company will have a franking account deficit immediately after Completion. No act or omission of the Company or any Group Company at or before Completion would cause the Company or any Group Company to be liable for franking Tax, or have a Tax offset reduced, if the income year for the relevant company ended immediately after Completion.

(k)	There will not be any franking debit to the franking account of the Company or any Group Company after Completion which relates to a transaction or arrangement entered into at or before Completion.

(l)	All documents and transactions entered into by the Company or any Group Company which are required to be stamped have been duly stamped.

(m)	Neither the Company nor any Group Company has in the last 5 years been a party to any transaction where an asset was transferred to a related body corporate and relief from Stamp Duty was obtained.

(n)	Neither the Company nor any Group Company has sought capital gains Tax relief under sub-division 126-B Act or section 160ZZO of the Tax Act in respect of any asset acquired by the Company or any Group Company and which will still be owned by the Company or any Group Company immediately after Completion.

(o)	The share capital account of the Company and of each of the Group Companies:

(i)	is not tainted within the meaning of Division 197 of the Tax Act; and

(ii)	was not taken to be tainted under section 197-20 of the Income Tax (Transitional Provisions) Act 1997.

(p)	The Company and each of the Group Companies has not at any time been a member of a Consolidated Group other than the Company’s Consolidated Group.

(q)	A Tax Sharing Agreement covers each Group Liability of the Company’s Consolidated Group (and every member of the Company’s Consolidated Group) in the manner described in section 721-25 of the Tax Act.

(r)	Any research and development Tax concession, deduction, depreciation or offset claimed by the Company or a Group Company has been claimed in full compliance with sections 73D to 73Z and Division 355 of the Tax Act, as the case may be.

(s)	Neither the Company nor any of the Group Companies has a ‘permanent establishment’ as defined in the relevant double tax agreement (or an equivalent taxable presence) in a country other than the country in which the relevant company is incorporated.

10.	GST

(a)	In this warranty 10:

(i)	expressions which are not defined, but which have a defined meaning in GST Law, have the same meaning; and

(ii)	GST Law has the meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(b)	The Company is registered for GST and has an ABN.

(c)	The Company is a member of a GST group and is the representative member of that group and as far as the Sellers are aware, the Company has paid or accounted for all GST on supplies made by that entity and has accounted to that entity for all input Tax credits and decreasing adjustments for creditable acquisitions and creditable importations of that entity.

(d)	Each Group Company to which the GST Law applies:

(i)	is registered for GST;

(ii)	as far as the Sellers are aware, has complied with the GST Law; and

(iii)	as far as the Sellers are aware, has adequate systems established for it to ensure it complies with the GST Law;

(iv)	has complied in all material respects with all laws, contracts, agreements or arrangements binding on it relating to GST and, where a Group Company has the right to require another party to any such agreement or arrangement to pay to it an amount on account of GST, it has enforced that right;

(e)	for each period when a Group Company was not a member of the Company’s GST group, each Group Company has paid or accounted for all GST on supplies for which that entity was liable and has always remitted correct net amounts relating to GST to the relevant Government Agency;

(f)	there is no contract, agreement or arrangement requiring a Group Company to supply anything where the consideration for the supply does not include an amount in respect of GST and which does not contain a provision enabling the Group Company as supplier to recover from the other party to the contract, agreement or arrangement an amount equal to the amount of GST payable on the supply.

11.	Assets

(a)	All the tangible assets listed in the Accounts (other than assets disposed of since the Accounts Date) with a fully paid value of $100,000 or more are:

(i)	fully paid for;

(ii)	either the absolute property of a Group Company free and clear of all Encumbrances or used by a Group Company under a contract under which it is entitled to use the assets on the terms and conditions of such contract;

(iii)	not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business;

(iv)	in the possession of a Group Company, its agent or nominee; or

(v)	not the subject of any agreements or arrangements to dispose or not to dispose or that otherwise restrict their use or disposal,

except as provided for or taken into account in the preparation of the Accounts or the Management Accounts.

(b)	Upon Completion the Group Companies will own, or have the right to use, all of the assets that are material for the conduct of the Business as carried on at Completion.

(c)	Copies of any material hiring or leasing agreement, hire purchase agreement, conditional sale agreements, agreements for payment on deferred terms or any other similar material agreement to which a Group Company is a party are contained in the Disclosure Materials.

(d)	Subject to warranty 24(b), to the best of the Warrantors knowledge, all Inventory that has not been manufactured by the Group is:

(i)	manufactured according to applicable good manufacturing practices and relevant specifications in the jurisdiction in which the relevant products are sold;

(ii)	not the subject of any product liability claim against any Group Company.

(e)	All Inventory that has been manufactured by the Group is:

(i)	manufactured according to applicable good manufacturing practices and relevant specifications in the jurisdiction in which the relevant products are sold; and

(ii)	not the subject of any product liability claim against any Group Company.

(f)	To the best of the Warrantors knowledge, all material plant, machinery and equipment owned or used by a Group Company:

(i)	are in working order and have been regularly maintained;

(ii)	are capable of performing the functions for which they are used;

(iii)	are to extent required under the same estimation techniques and accounting policies as those adopted in preparing the Accounts recorded in the books of the Group Company; and

(iv)	comply with all applicable Laws in the country in which they are used in all material respects.

12.	Real Property

(a)	Except as specifically disclosed in the letter in Schedule 5, a Group Company is and will on Completion be the occupier, sub-lessor, lessee or tenant of the Property described in Schedule 6 in the manner described in Schedule 6, and the interest of the relevant Group Company so described is and will on Completion be free from any Encumbrance.

(b)	The Property comprises all the leasehold properties used or occupied by the Group.

(c)	The Group does not own any freehold property.

(d)	All Property Leases have been validly assigned so that a Group Company is the Lessee under each Property Lease.

(e)	The Properties are connected to and enjoy power, water and waste disposal services and to the best of the Warrantors knowledge, all the services are approved and comply with the applicable Law.

(f)	The Group Companies have the exclusive occupation and quiet enjoyment of the Properties used or occupied by them and, so far as the Warrantors are aware, hold all licences, easements, rights, interests and privileges necessary or appropriate for the conduct on the Properties of the Business as carried on at Completion.

(g)	The Warrantors are not aware of any material breach of, or material default under, any lease, agreement or covenant in relation to the Properties and the transactions contemplated by this Agreement will not trigger any such breach or default.

(h)	No Group Company has received any notice to vacate or notice to quit from any Third Party in respect of any of the Properties.

(i)	So far as the Warrantors are aware, the Properties are not subject to any material defect that will, or would reasonably be likely to materially decrease their ability to be used in the existing business of the relevant Group Company at Completion.

(j)	No Group Company has received any notice from a Government Agency related to any of the Properties that will, or would reasonably be likely to, have a Material Adverse Effect.

(k)	So far as the Warrantors are aware, no proposals have been made or are intended to be made by a Government Agency:

(i)	concerning the compulsory acquisition or resumption of, or the change of the planning or zoning affecting the Properties;

(ii)	requiring material work to be done or material expenditure to be made on or in respect of any of the Properties or any footpath or road adjoining any of the Properties; or

(iii)	in relation any Property that will, or would reasonably be likely to, have a Material Adverse Effect.

(l)	The Disclosure Materials contain accurate copies of each lease in the name of a Group Company in respect of each Property.

(m)	All buildings or other improvements on the Properties are in such condition and state of repair as to be substantially fit for the purpose for which they are used by the Group Companies at the Completion Date.

13.	Environmental

(a)	No conduct of any Group Company prior to the Completion Date affecting any of the Properties will, or would reasonably be likely to, give rise to any material liability for any Group Company:

(i)	under; or

(ii)	arising from any act or omission of a Group Company that is a breach of or inconsistent with its obligations under,

any Environmental Law.

(b)	There are no outstanding notices, orders, directions or declarations from or by any Government Agency (including the Environmental Protection Authority and local councils) to a Group Company in respect of any Environmental Law applicable to any of the Properties that will, or would reasonably be likely to, have a Material Adverse Effect.

14.	Insurance

(a)	Each contract under which the Company is an insured party (Insurance Contract) is in force and there is no fact or circumstance known to the Company or the Warrantors that would lead to the Insurance Contract being terminated or ceasing to have effect as a consequence of the change in ownership of the Shares.

(b)	The Company is currently (under the Insurance Contracts) and at all material times has been, insured for such amounts as would be maintained in accordance with prudent business practice, having regard to the nature of the Business, in respect of risks, including in relation to damage to property, personal injury, public liability, product liability, workers’ compensation and business interruption.

(c)	There are no outstanding Claims or insurance premiums payable under the Insurance Contracts.

(d)	So far as the Warrantors are aware, no event (other than one that has given rise to a claim that is not outstanding) has arisen that may give rise to a claim by a Group Company under any Insurance Contract.

(e)	Each Group Company complies and has complied with the relevant statutory worker’s compensation and other insurance obligations.

(f)	The Disclosure Materials contain accurate material particulars of all current insurance policies taken out in respect of a Group Company or the Business as at the Completion Date.

(g)	So far as the Warrantors are aware, nothing has been done or omitted to be done that would make any Insurance Contract void or voidable or that would permit an insurer to cancel the policy or refuse or materially reduce a claim or materially increase the premiums payable under the Insurances.

(h)	Each Group Company has effected all insurances required by Law to be effected by it, subject to deductibles.

(i)	The insurance effected by each Group Company does not cover any asset other than those owned or used by the Group Company, nor any risks or Liabilities other than those that may be incurred by the Group Company other than that of noted interested parties.

(j)	No Group Company has been notified by any insurer that it is required or it is advisable for it to carry out any maintenance, repairs or other works in relation to any of its assets.

15.	Intellectual Property Rights

(a)	Schedule 8 contains a complete and accurate list of all Owned Intellectual Property Rights.

(b)	The Company is the legal and beneficial owner of the Owned Intellectual Property Rights and has the unfettered right to exploit, grant licences and otherwise deal with the Owned Intellectual Property Rights.

(c)	The Company does not:

(i)	use in; or

(ii)	require for:

the conduct of the Business as carried on immediately before Completion, any business names, trade marks, service marks, trade names, copyright, patents, patent applications, confidential information or other Intellectual Property Rights that are material to the conduct of the Business other than:

(iii)	the Owned Intellectual Property Rights; and

(iv)	the Intellectual Property Licences.

(d)	The Company has not dealt with or granted to any person any rights in respect of the Owned Intellectual Property Rights and the Intellectual Property Licences by way of licence or in any other way.

(e)	As far as the Warrantors are aware:

(i)	other than in respect of the Intellectual Property Licences, there are no royalties, licence fees or other similar fees payable by the Company in connection with the use of any Intellectual Property Rights; and

(ii)	each of the Intellectual Property Licences under which the Company uses any Intellectual Property Rights is valid, binding and enforceable in accordance with its terms.

(f)	So far as the Warrantors are aware, no person is infringing or has infringed any of the Owned Intellectual Property Rights or the Intellectual Property Licences.

(g)	Subject to obtaining the Consent Contract or any Required Consent under clause 13 of this Agreement, each Group Company has and will have immediately following Completion an enforceable right to use all Intellectual Property Licences on terms and conditions no less favourable to it than the terms and conditions applicable as at the Completion Date.

(h)	So far as the Warrantors are aware, no person is infringing or has infringed any Intellectual Property Licence, where the infringement will, or would be reasonably likely to, have a Material Adverse Effect.

(i)	No oppositions, cancellation actions, proceedings claims or complaints have been brought or threatened by any Third Party or any Government Agency in relation to the Owned Intellectual Property Rights or the Intellectual Property Licences, and the Warrantors are not aware of any such pending claims or complaints.

16.	Computer systems and software

(a)	The information technology and telecommunications systems, hardware and software owned or used by a Group Company in the conduct of the Business as at the Completion Date (Systems):

(i)	comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion;

(ii)	to the best of the Warrantors’ knowledge, perform their intended functions;

(iii)	to the best of the Warrantors’ knowledge, are free from defects in design, material and workmanship;

(iv)	to the best of the Warrantors’ knowledge, comply with the manufacturer’s or licensor’s (as applicable) specifications; and

(v)	have adequate security, back-ups, hardware and software support and maintenance and trained personnel to ensure, so far as is reasonable, that breaches of security, errors and breakdowns are kept to a minimum and that no material disruption will be caused to the Business of the Group or any material part of it if there is a breach of security, error or breakdown.

(b)	No action will be necessary to enable such Systems to continue to be used in connection with the Business to the same extent and in the same manner as they have been used before Completion Date.

(c)	Each Group Company either owns or is validly licensed to use the software comprised in the Systems.

17.	Contracts and commercial matters

(a)	No Group Company has entered into or is bound by any material contract, arrangement or understanding with a Third Party that has not been disclosed in writing to the Buyer as part of the Information contained in the Data Room.

(b)	Each material contract to which a Group Company is a party is valid and binding according to its terms.

(c)	The relevant Group Company has duly performed and observed all its obligations, and as far as the Warrantors are aware, the other parties have duly performed and observed all their obligations, under all material contracts.

(d)	No Group Company has entered into an agreement that contains a non-compete undertaking in favour of any Third Party that materially restricts the Group Company’s ability to carry on the Business.

(e)	The contracts to which each Group Company is a party are within the ordinary course of business of the Group Company and are on arm’s length terms.

(f)	No employee or director of a Group Company has entered into or agreed to be bound by a contract, arrangement or understanding with a Third Party purportedly on behalf of a Group Company, in circumstances where the employee or director has acted wrongfully, against the intention or instructions of a Group Company or otherwise outside the scope of his or her authority.

(g)	As at the Completion Date no Group Company has received, or given, any notice of termination of any agreement to which it is a party that will, or would reasonably be likely to, have a Material Adverse Effect, and the Warrantors are not aware of any such notice of termination being pending or threatened.

(h)	No outstanding offer, tender or quotation has been given or made by a Group Company that is capable of giving rise to a material contract merely by any unilateral act of a Third Party other than in the ordinary course of the Business.

(i)	Other than as fairly disclosed in the Disclosure Materials, no Group Company is a party to any agreement (including any lease) under which any person (other than a Group Company) is entitled, upon a change in control of the Group Company to:

(i)	terminate that agreement; or

(ii)	impose or require the adoption of terms that are less favourable to the Group Company than the current terms.

18.	Compliance with applicable Laws

Each Group Company has complied in all material respects with all Laws relevant to the conduct of the business carried on by it (including all occupational health and safety Laws and Environmental Laws) and no material contravention or allegation of any material contravention of any applicable Law is known to the Warrantors.

19.	Authorisations

(a)	The Disclosure Materials contain a list of all the Authorisations that the Seller holds and such Authorisations are all the Authorisations that are material to conduct the Business as it is being carried on at Completion (Material Authorisations).

(b)	All Material Authorisations have been complied with in all material respects by the relevant Group Company.

(c)	The transactions contemplated by this Agreement will not trigger a termination of any Material Authorisation that will, or would reasonably be likely to, have a Material Adverse Effect.

(d)	The Group Companies have not received any notice that any Material Authorisation will be revoked, suspended, modified or will not be renewed and the Warrantors are not aware of any action, or pending or threatened action, to revoke, prevent the renewal of or impose any conditions on any material Authorisation.

20.	Litigation

(a)	No Group Company nor any person for whose acts or defaults a Group Company may be vicariously liable is involved in, or threatened with, any Claim in any court, tribunal or otherwise and, as far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such Claim.

(b)	As far as the Warrantors are aware, there are no outstanding settlements, judgments, decrees, awards, orders or other decisions of any court, quasi-judicial body or Government Agency (including any competition authority) made against a Group Company that will, or would reasonably be likely to, have a Material Adverse Effect.

(c)	No Group Company has given an undertaking or written assurance (whether legally binding or not) to any court or Government Agency (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

21.	Employees, officers and sub-contractors

(a)	All contracts of employment (other than senior management) and any sub-contractor arrangements to which any Group Company is a party can be terminated by the relevant Group Company by notice of 30 days or less, and the terms of all those contracts and arrangements have been disclosed in writing to the Buyer as part of the Information disclosed in the Data Room.

(b)	Each Group Company materially complies with all obligations under employment contracts, industrial relations contracts, awards, orders, industrial agreements or collective agreements, and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by the relevant Group Company.

(c)	No money other than in respect of remuneration or benefits of employment is payable to any director or employee of any Group Company, no Group Company is under any present, future or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee and there are no payments due in connection with the redundancy of any ex-employee.

22.	Industrial disputes

(a)	No Group Company is a party to any agreement, arrangement or understanding with any trade union, employee association or other similar organisation and is not a member of any employer federation or association.

(b)	There is no strike, labour dispute or campaign, slowdown or representation, election or contest current, pending or threatened against any Group Company.

(c)	There are no facts or circumstances known to the Warrantors that may result in a material industrial dispute between any Group Company and any of its employees and no material pay claims have been made, or are likely to be made, against the relevant Group Company.

23.	Superannuation

(a)	The External Funds are the only superannuation schemes or other pension arrangements:

(i)	in operation in relation to the employees; and

(ii)	to which a Group Company contributes or is required to contribute in respect of the employees.

(b)	As at Completion, each Group Company has satisfied all employer superannuation obligations in respect of any person for which that Group Company is required to make superannuation contributions pursuant to any relevant legislation, contract, Award or other industrial instrument requiring the payment of superannuation contributions.

24.	Competition and Consumer Act and equivalent legislation

(a)	No Group Company has, in relation the Business, committed or omitted to do any act or thing the commission or omission of which is a contravention of the Competition and Consumer Act 2010 (Cth) or its predecessor legislation.

(b)	The Group Companies are and have conducted the Business in compliance with applicable competition, anti-trust and consumer protection laws in Asia, including the Competition Act Cap. 50B, Consumer Protection (Fair Trading) Act Cap. 52A, Consumer Protection (Trade Descriptions and Safety Requirements) Act Cap. 53 and Sale of Goods Act Cap. 393 in Singapore and the Competition Act, Consumer Protection Act, Trade Description Act and Sales of Goods Act in Malaysia.

(c)	Each Group Company complies with all applicable Laws and Authorisations in all material respects in the manufacture or sale of products or the supply of services.

25.	Anti-bribery and corruption

(a)	In this warranty the following definitions apply:

Law means any law of Australia and the relevant States within Australia and any anti-corruption law of a country other than Australia in which a Group Company operates or sells products. This includes the common law and equity, any written law, statute, regulation or other instruments made under statute, and by any Government Agency relevant to the Business.

Government Official means any public official including but not limited to:

(i)	any person holding a legislative, administrative or judicial office;

(ii)	any person employed by or acting on behalf of any Government Agency or a public international organisation;

(iii)	any political party or political party official or candidate for office, or

(iv)	any intermediary acting with actual or apparent authority of any of the foregoing.

(b)	Neither the Warrantors (in relation to the Business), a Group Company nor any of their officers, directors, employees, Related Bodies Corporate or agents has offered, authorised, promised or given to a Government Official or any other person, directly or indirectly, any payment, gift, service, thing of value or other advantage where such payment, gift, service, thing of value or other advantage would violate any Law.

26.	Financial Indebtedness

(a)	The Disclosure Materials contain all documents, agreements and other arrangements (whether or not in writing) under which Financial Indebtedness of any Group Company is or may be outstanding.

(b)	Schedule 3 contains a list of all material documents, agreements and other arrangements (whether or not in writing) under which Financial Indebtedness of any Group Company is or may be outstanding, other than Financial Indebtedness provided by a Third Party in the ordinary course of trading (for example, but not limited to, supplier terms under an arm’s length supply agreement).

(c)	No notices or demands have been served on a Group Company that remain outstanding in relation to default or non-compliance under an agreement or arrangement relating to the Financial Indebtedness that would give rise to a material Liability referred to in Sellers’ Warranty 26(a).

(d)	So far as the Warrantors are aware, no legal or enforcement action has been taken, or demand has been made, by any party to enforce any security or other arrangement relating to the Financial Indebtedness referred to in Sellers’ Warranty 26(a) that will, or would reasonably be likely to, have a Material Adverse Effect.

27.	Accuracy of information

(a)	The Information set out in Schedules 1 (Share Details), 2 (Corporate Details), 3 (Bank Debt), 5 (The Disclosure Letter), 6 (Real Property Interests), 7 (Equipment Leases), 8 (Intellectual Property), 9 (Key Contracts), 10 (Data Room Index), 13 (Executive Option Plans) and 14 (Sellers’ Guarantees) and in Annexure 1 (Plant and Equipment) is complete and accurate in all material respects.

(b)	The Information set out in Annexures 2 (Accounts) and 3 (Management Accounts) comprise complete copies of the Accounts and Management Accounts respectively.

(c)	The historical and factual Information concerning the Business prepared by or on behalf of the Warrantors and contained in Disclosure Materials is accurate in all material respects. The Warrantors have not included any Information in the Disclosure Materials that is misleading in any material respect.

Executed as a deed.

Executed by Strides Pharma Limited in accordance with its constitution in the presence of:	) ) ) )

/s/ Nasser Kabir Signature of Attorney		/s/ [Witness] Signature of witness

/s/ Nasser Kabir Full name of Attorney		[Witness] Full name of witness

Executed by I-Investments Pty Ltd ACN 087 117 226 as trustee for the Bastas Family Trust in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Dennis Bastas Signature of sole director and sole company secretary

Dennis Bastas Name (please print)

Executed by Strides Arcolab Limited in accordance with its constitution in the presence of:	) ) ) )

/s/ Nasser Kabir Signature of Attorney		/s/ [Witness] Signature of witness

Nasser Kabir Full name of Attorney		[Witness] Full name of witness

Executed by Ascent Pharmahealth Limited ACN 107 340 367 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Dennis Bastas Signature of director		/s/ Andrew Burgess Signature of director or company secretary* *delete whichever does not apply

Dennis Bastas Name (please print)		Andrew Burgess Name (please print)

Executed by Watson Pharmaceuticals Inc., a company registered in Nevada in the United States of America under commission file number 001-13305	) ) ) )

/s/ David Buchen		/s/ R. T. Joyce
Signature of attorney		Witness

David Buchen		R. T. Joyce
Name (please print)		Name (please print)

Executed by Dennis Bastas	) ) ) )

/s/ Dennis Bastas Signature		/s/ Andrew Burgess Witness

Dennis Bastas Name (please print)		Andrew Burgess Name (please print)